Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
Among
DIAGNOSTIC HYBRIDS, INC.,
FAIRWAY ACQUISITION CORPORATION,
And
QUIDEL CORPORATION,
And
Solely for the purpose of serving, and solely in his capacity, as
“Securityholder Agent,”
DAVID R. SCHOLL, Ph.D.
Dated as of January 10, 2010

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-ii-

Page
Section 11.05 Third Party Beneficiaries	63
Section 11.06 Specific Performance	63
Section 11.07 Governing Law; Jurisdiction	63
Section 11.08 Waiver of Jury Trial	64
Section 11.09 Headings; Construction	64
Section 11.10 Counterparts	64
Section 11.11 Costs and Expenses	64

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AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger, dated as of January 10, 2010 (this “Agreement”), is entered into by and among DIAGNOSTIC HYBRIDS, INC., an Ohio corporation (the “Company”), FAIRWAY ACQUISITION CORPORATION, an Ohio corporation (“Merger Sub”), QUIDEL CORPORATION, a Delaware corporation (“Parent”) and David R. Scholl, Ph.D., solely for the purpose of serving, and solely in his capacity, as Securityholder Agent (as hereinafter defined).
     Whereas, upon the terms and subject to the conditions of this Agreement and in accordance with the Ohio General Corporation Law as set forth in Chapter 1701 of the Ohio Revised Code (the “OGCL”), Parent, Merger Sub and the Company desire to effect a business combination transaction pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned Subsidiary (as hereinafter defined) of Parent (the “Merger”);
     Whereas, the board of directors of the Company (the “Company Board”) deems it in the best interests of the Company’s Shareholders (as hereinafter defined) for Merger Sub to be merged with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;
     Whereas, the Company Board has approved this Agreement and resolved to submit this Agreement for the approval and adoption of its Shareholders;
     Whereas, as an inducement and condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, (i) certain Shareholders of the Company are each entering into a Support Agreement with Parent (each, a “Support Agreement”), (ii) a Shareholder of the Company is entering into a letter agreement with Parent (the “Non-Solicit Agreement”), and (iii) David R. Scholl, Ph.D. is entering into an Employment Agreement with Parent, to be effective as of the Effective Time (the “Employment Agreement”), simultaneously with the execution and delivery of this Agreement;
     Whereas, the board of directors of each of Parent and Merger Sub deems it in the best interests of its shareholders for Merger Sub to be merged with and into the Company with the Company, surviving as a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement;
     Whereas, at the Effective Time (as hereinafter defined), each issued and outstanding common share, no par value per share, of the Company (a “Common Share”) not owned by the Company shall be converted into the right to receive the Common Merger Consideration (as hereinafter defined); and
     Whereas, at the Effective Time, each issued and outstanding Class C Convertible Preferred Share, par value $.01 per share, of the Company (a “Preferred Share”, and together with the Common Shares, the “Shares”) not owned by the Company shall be converted into the right to receive the Preferred Merger Consideration (as hereinafter defined).
     Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the

Company and David R. Scholl, Ph.D., solely in his capacity as Securityholder Agent, hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.01 Definitions.
     (a) For purposes of this Agreement:
     “2009 Employee Bonuses” means bonuses payable to the Company Employees with respect to fiscal year 2009 pursuant to the Company’s 2009 annual bonus compensation plan, as set forth on Schedule 7.04(c).
     “Action” means any litigation, suit, claim, action, proceeding, arbitration, mediation, conciliation, consent decree, audit or, to the Person’s knowledge, investigation.
     “Adjustment Reserve Amount” means $1,500,000.
     “Affiliate” of a specified Person means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
     “Aggregate Option Exercise Amount” means $1,325,320, less the aggregate option exercise amount for any and all Options to purchase Shares that either are terminated, expire or are exercised between the date hereof and the Effective Time.
     “Articles” means the Amended Articles of Incorporation of the Company.
     “Benchmark Net Working Capital” means $8,000,0000.
     “Bonus Obligations” means the aggregate amount payable by the Company to Company Employees pursuant to (i) the 2009 Employee Bonuses and (ii) the Transaction Bonuses, but, in each of clauses (i) and (ii), only to the extent such amounts are payable on or after the close of business on the Business Day immediately preceding the Closing.
     “Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized by Law to close in Cincinnati, Ohio.
     “Capital Adjustment Amount” means (a) the amount of Closing Net Working Capital of the Company as reflected on the Closing Balance Sheet, less (b) the Benchmark Net Working Capital.
     “Cash Adjustment Amount” means (a) the amount of Cash and Cash Equivalents of the Company as reflected on the Closing Balance Sheet, less (b) the amount of Specified Cash
     “Cash and Cash Equivalents” means cash and cash equivalents determined in accordance with GAAP, excluding restricted cash.

     “Closing Balance Sheet” means the balance sheet of the Company as of the close of business on the Business Day immediately preceding the date of the Closing.
     “Cash Consideration” means ONE HUNDRED THIRTY MILLION DOLLARS ($130,000,000).
     “Closing Net Consideration” means, without duplication (a) the Cash Consideration, plus (b) the amount of Specified Cash, less (c) the amount of Credit Agreement Debt as of the close of business on the Business Day immediately preceding the date of the Closing (but including any prepayment penalties or premiums payable upon the payment of any such principal or interest at the Closing), less (d) the aggregate amount of fees and expenses payable by the Company to William Blair & Company, LLC and other fees and expenses, including legal and accounting fees and expenses, payable in connection with the transactions contemplated by this Agreement, less (e) the Bonus Obligations, plus (f) the Aggregate Option Exercise Amount, less (g) the Holdback Amount.
     “Closing Net Working Capital” means the excess of the Company’s Current Assets over the Company’s Current Liabilities as of the close of business on the Business Day immediately preceding the date of the Closing.
     “Closing Net Working Capital Statement” means the statement of the Closing Net Working Capital as of the close of business on the Business Day immediately preceding the date of the Closing calculated under GAAP and the methodology set forth on Schedule 3.05(h).
     “Closing Option Amount” means an amount equal to the product of (a) the number of Common Shares issuable upon the exercise of Options for which the Option Merger Consideration is being paid, multiplied by (b) the Common Price Per Share.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     “Common Escrow Merger Consideration” means an amount equal to the sum of (a) the product of (i) the Escrow Merger Consideration and (ii) 0.736 plus (b) the Phase-Out Amount.
     “Common Price Per Share” means an amount equal to (a) the Company Common Equity Value, divided by (b) the aggregate Common Stock Equivalents outstanding immediately prior to the Effective Time.
     “Common Stock Equivalents” means (i) the Common Shares issued and outstanding immediately prior to the Effective Time, (ii) the Common Shares issuable upon the exercise of Options for which the Option Merger Consideration is being paid and (iii) the Conversion Common Shares issuable upon conversion of the Preferred Shares issued and outstanding immediately prior to the Effective Time.
     “Company Common Equity Value” means the Closing Net Consideration, less the Preferred Liquidation Preference.

     “Company Employee” means any employee of the Company.
     “Company Stock Option Plans” means the Diagnostic Hybrids 2001 Stock Plan, as amended, and the Diagnostic Hybrids 2002 Stock Option Plan, as amended.
     “Competing Transaction” means any of the following, whether to be effected in one transaction or a series of transactions: (i) any merger, consolidation, share exchange, self-tender, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company; (ii) any sale, lease, exchange, transfer or other disposition of twenty percent (20%) or more of the consolidated assets of the Company (based on fair market value), or assets representing twenty percent (20%) or more of the Company’s consolidated net revenue or earnings for the preceding twelve months; (iii) any sale, exchange, transfer or other disposition of twenty percent (20%) or more of any class of equity securities or voting power of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of any class of equity securities or voting power of the Company; or (v) any other transaction that would or is reasonably likely to prevent or materially interfere with, impede or delay the ability of the Company to perform its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
     “Confidentiality Agreement” means, collectively, the Confidentiality Agreement, dated as of August 28, 2009, between Parent and the Company and Paragraph 11 of the letter agreement, dated as of December 31, 2009, between Parent and the Company.
     “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
     “Conversion Common Shares” means the Common Shares that would be issuable upon a conversion of the Preferred Shares in accordance with Article FOURTH Section B.5A(ii) of the Articles.
     “Credit Agreements” means (i) the Business Loan Agreement dated as of April 2, 2009, between the Company as borrower and Chase Bank, N.A. as lender, and related documentation and (ii) the Loan Agreement dated as of February 15, 2008 between the Company as borrower and The Director of Development of the State of Ohio as lender, and related documentation, and (iii) all agreements and other documentation relating to any Indebtedness entered into on or after the date hereof as permitted by Section 6.01(d)(ii).
     “Credit Agreement Debt” means all amounts outstanding under the Credit Agreements (other than with respect to letters of credit), including principal and accrued and unpaid interest and any penalties or premiums.
     “Current Assets” means current assets determined in accordance with GAAP, excluding Cash and Cash Equivalents.

     “Current Liabilities” means current liabilities determined in accordance with GAAP, excluding (i) the current portion of the Credit Agreement Debt, (ii) any Bonus Obligations and (iii) any accrued expenses in connection with this Agreement or the transactions contemplated hereby to the extent included in the calculation of the Closing Net Consideration as a result of being included in the amounts contemplated by clause (d) in the definition thereof.
     “Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent at the time of the execution of this Agreement.
     “DOJ” means the United States Department of Justice.
     “Employee Plan” means any of the following that is sponsored, maintained or contributed to or required to be contributed to by the Company or under which the Company has any liability (contingent or otherwise): (a) welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) pension benefit plan within the meaning of Section 3(2) of ERISA, (c) employee benefit plan within the meaning of Section 3(3) of ERISA, (d) bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, agreement, policy or other arrangement or (e) other deferred-compensation, retirement, severance, change in control, welfare-benefit, bonus, incentive or fringe-benefit plan, agreement, policy or other arrangement and any and all employment agreements covering current or former employees or directors that are maintained, sponsored or contributed to or required to be contributed to by the Company or to which the Company is a party.
     “Environmental Laws” means all applicable foreign, United States federal, state or local statutes, rules, regulations, ordinances, codes or decrees (including all common law relating to the foregoing) relating to Hazardous Substances or the protection of the ambient air, soil, surface water or groundwater, or indoor air, or the protection of natural resources or the protection of human health and safety, including the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Federal Insecticide, Fungicide, and Rodenticide Act, and the Occupational Safety and Health Act.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” means Deutsche Bank National Trust Company (or such other institution acceptable to both Parent and the Securityholder Agent).
     “Escrow Cash” means NINETEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($19,500,000)
     “Escrow Fund” means the fund created at the Closing by depositing the Escrow Cash with the Escrow Agent, such deposit to constitute an escrow fund to be governed by the terms set forth in this Agreement and in the Escrow Agreement. For the avoidance of doubt, any references in this Agreement to any Securityholder’s Pro Rata Share or proportionate share of the Escrow Fund as a limitation on any indemnification obligation of such Securityholder hereunder shall mean (and such indemnification obligation shall be limited to) such Securityholder’s Pro Rata Share of the amount then remaining in the Escrow Fund.
     “Escrow Merger Consideration” means (i) any remaining portion of the Escrow Fund after payment of all Losses of Parent and the Surviving Corporation pursuant to this Agreement, (ii) any remaining portion of the Adjustment Reserve Fund after payment of the Net Adjustment Amount, if required to be paid pursuant to Section 3.05(i), (iii) any remaining portion of the Securityholders’ Amount not subject to claims for costs and expenses incurred by the Securityholder Agent, in each case as provided by this Agreement and the Escrow Agreement and (iv) all interest accruing on funds deposited in the Escrow Fund.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FDA” means the United States Food and Drug Administration.
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied on a consistent basis.
     “Governmental Authority” means any foreign, United States federal, state, municipal or local government, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.
     “Hazardous Substances” means: (i) those substances defined in, regulated under or that are within the scope of Environmental Laws; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; and (iv) polychlorinated biphenyls, asbestos and radon.
     “Holdback Amount” means the Escrow Cash, plus the Securityholders’ Amount, plus the Adjustment Reserve Amount.
     “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, and (g) all obligations of such Person in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

     “Independent Accountant” means the Columbus/Cincinnati, Ohio office of a national public accounting firm, which is agreed to in writing by Parent and the Securityholder Agent, with knowledge and experience in auditing and providing accounting services within the biotechnology industry and which, during the prior five years, was not engaged by either Parent or the Company.
     “Intellectual Property” means any: (a) patent or patent application and any continuations, divisionals, continuations-in-part, renewals or reissues of the foregoing; (b) trademark or service mark, together with all registrations and applications relating thereto; (c) copyright or work of authorship together with all registrations and applications relating thereto; (d) tradename, Internet domain name or common law mark; (e) software (except for software licensed pursuant to a “shrink-wrap” or “click-wrap” agreement or pursuant to a commercially available license agreement with annual license fees less than $25,000); and (f) confidential information or other trade secrets, including any inventions or discoveries for which a patent or patent application has not been filed as of the Closing date.
     “IRS” means the United States Internal Revenue Service, or any successor agency thereto, including its agents, representatives and attorneys.
     “Knowledge” and “to the Company’s Knowledge” mean the actual knowledge, after reasonable inquiry of appropriate Company Employees, of the individuals listed in Schedule 1.01(a).
     “Law” means any foreign, United States federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority.
     “Liens” means all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any lease, license, occupancy agreement, easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, or any limitation in voting rights.
     “Liquidity Price” means the quotient of (a) the amount of (i) the Closing Net Consideration, plus (ii) the Common Escrow Merger Consideration, plus (iii) the Preferred Escrow Merger Consideration, plus (iv) the Net Adjustment Amount (if any) paid by the Parent to the Paying Agent pursuant to Section 3.05(i)(ii), less (v) the Preferred Liquidation Preference, divided by (b) the aggregate amount of Common Stock Equivalents.
     “Material Adverse Effect” means any event, circumstance, effect, state of facts or change that, individually or in the aggregate with all other events, circumstances, effects, states of facts or changes, has, or is reasonably likely to (i) have a materially adverse effect on the business, condition (financial or otherwise), assets, or results of operations of the Company or (ii) prevent or materially interfere with, impede or delay the ability of the Company to perform its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that the definition of “Material Adverse Effect” shall not include any event, circumstance, change or effect resulting from or relating to (A) changes in general

United States economic conditions or changes in the general economic conditions in the geographic areas in which the Company operates, so long as in any such case the Company is not materially disproportionately affected relative to other entities that operate in such geographic areas, (B) changes affecting the industry within which the Company operates, so long as in any such case the Company is not materially disproportionately affected relative to other industry participants, (C) changes in any applicable Law, (D) the public announcement of this Agreement or the transactions contemplated hereby, (E) specific actions expressly required to be taken by the Company pursuant to the terms of this Agreement (provided, that this exception is not intended to and shall not prevent a determination that any events, circumstances, effects, state of facts or changes arising from the Company’s actions to comply with the requirements of Section 6.01 or Section 7.07 (but not including any actions that are specifically required by another section of this Agreement or which were consented to in writing by Parent), whether considered individually or in the aggregate with other any events, circumstances, effects, state of facts or changes, have resulted in or are reasonably likely to result in a Material Adverse Effect), or (F) any act of God or act of terrorism or war (whether or not threatened, pending or declared), so long as in any such case the Company is not materially disproportionately affected relative to other participants in the Company’s industry.
     “Option Holder” means a holder of an Option.
     “Order” means any executive order, injunction, judgment, decree or other order of a Governmental Authority.
     “Permitted Liens” means (a) statutory liens for Taxes accrued but not yet due and payable; provided that an appropriate reserve has been established therefor in the Company’s relevant financial statements in accordance with GAAP; and (b) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising or accrued as a matter of Law in the ordinary course, and provided, further, that the obligations secured by such liens are not delinquent or material.
     “Per Security Adjustment Amount” means an amount equal to (a) the Net Adjustment Amount, divided by (b) the aggregate Common Stock Equivalents outstanding immediately prior to the Effective Time.
     “Per Security Common Escrow Amount” means an amount equal to (a) the Common Escrow Merger Consideration divided by (b) the aggregate Common Stock Equivalents less the total number of Preferred Shares issued and outstanding as of immediately prior to the Effective Time.
     “Per Security Fund Amount” means an amount equal to (a) the amount of the Securityholders’ Fund being distributed, divided by (b) the aggregate Common Stock Equivalents outstanding immediately prior to the Effective Time.
     “Per Security Holdback Amount” means an amount equal to (a) the Holdback Amount, divided by (b) the aggregate Common Stock Equivalents outstanding immediately prior to the Effective Time.

     “Per Security Preferred Escrow Amount” means an amount equal to (a) the Preferred Escrow Merger Consideration divided by (b) the aggregate number of Preferred Shares issued and outstanding as of the Effective Time.
     “Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, organization or entity or government, political subdivision, agency or instrumentality of a government.
     “Phase-Out Amount” means: (a) if the Liquidity Price is less than $29.116545, then zero, (b) if the Liquidity Price is between $29.116545 and $38.82206, then the difference between (i) $3,500,000 and (ii) the product of (x) 3.39693, (y) the result of four minus a fraction, the numerator of which is the Liquidity Price and the denominator of which is $9.705515 and (z) the aggregate amount of Preferred Shares issued and outstanding as of immediately prior to the Effective Time and (c) if the Liquidity Price is greater than $38.82206, then $3,500,000.
     “Preferred Escrow Merger Consideration” means an amount equal to (a) the product of (i) the Escrow Merger Consideration and (ii) 0.264 minus (b) the Phase-Out Amount.
     “Preferred Liquidation Preference” means an amount equal to the total amount of all accrued but unpaid dividends in respect of the Preferred Shares as of the Effective Time.
     “Preferred Price Per Share” means an amount equal to (a) the sum of (i) the Preferred Liquidation Preference, plus (ii) the product of (A) the number of Conversion Common Shares, multiplied by (B) the Common Price Per Share, divided by (b) the total number of Preferred Shares issued and outstanding immediately prior to the Effective Time.
     “Pro Rata Share” for each Securityholder, means an amount equal to the percentage that the Common Stock Equivalents held by such Securityholder immediately prior to the Effective Time represent of all Common Stock Equivalents outstanding immediately prior to the Effective Time.
     “Regulations” means the Regulations of the Company.
     “Security” means the Shares and the Options, collectively.
     “Securityholder” means the Shareholders and the Option Holders, collectively.
     “Securityholder Agent” means David R. Scholl, Ph.D., as agent and attorney-in-fact for each Securityholder, or any person selected by the Securityholders as a successor Securityholder Agent, to act on behalf of all Securityholders for purposes of this Agreement, including Section 3.05 and Article X.
     “Securityholders’ Amount” means FIVE HUNDRED THOUSAND DOLLARS ($500,000).
     “Shareholder” means a holder of one or more Shares.

     “Specified Cash” means the amount of Cash and Cash Equivalents of the Company as of the close of business on the Business Day immediately preceding the date of the Closing as estimated by the Company in good faith.
     “Subsidiary” or “Subsidiaries” of any Person means an Affiliate Controlled by such Person, directly or indirectly through one or more intermediaries.
     “Tax Return” means any return, report, form, declaration, claim for refund, information return or statement relating to any Tax, and including any schedule or attachment thereto and any amendment thereof.
     “Taxes” means any federal, state, provincial, local or non U.S. taxes, fees, levies, duties, tariffs, imposts and other charges of any kind or nature (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit), including any Taxes of, or determined by reference to, the Tax liability of another Person (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (b) a transferee or successor, by any contract, arrangement, commitment, understanding or otherwise, in each case together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto. Without limiting the generality of the foregoing, the term “Tax” shall include all Taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, severance, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs and similar charges.
     “Transaction Bonuses” means the bonuses granted to Company Employees, the payment of which is conditioned solely upon the consummation of the Merger or the Closing. For the avoidance of doubt, Transaction Bonuses shall not include any amounts paid or payable in connection with the Change in Control Agreements.
     “Unpaid Taxes” means all Taxes due and owing and for which no accrual has been established on the Company’s balance sheet.
     (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
“Adjustment Election Period”	§ 3.05(f)
“Adjustment Objection Period”	§ 3.05(c)
“Adjustment Reserve Fund”	§ 3.07(a)
“Adjustment Resolution Period”	§ 3.05(e)
“Agreement”	Preamble
“Basket Amount”	§ 10.02(a)
“Certificates”	§ 3.04(b)
“Closing”	§ 2.02
“Common Merger Consideration”	§ 3.01(a)

Defined Term	Location of Definition
“Common Share”	Recitals
“Company”	Preamble
“Company Board”	Recitals
“Dissenting Shares”	§ 3.03(a)
“Effective Time”	§ 2.02
“Employment Agreement”	Recitals
“Equitable Exceptions”	§ 4.04(a)
“Escrow Agreement”	§ 8.03(c)
“Escrow Period”	§ 10.02(b)
“Expiration Date”	§10.01
“HSR Filing”	§ 7.07(b)
“Lease Documents”	§ 4.12(b)
“Licenses”	§ 4.13(b)
“Listed Contracts”	§ 4.16(a)
“Loss” or “Losses”	§ 10.02(a)
“Maximum Premium”	§ 7.05(b)
“Merger”	Recitals
“Merger Consideration”	§ 3.01(b)
“Merger Sub”	Preamble
“Net Adjustment Amount”	§ 3.05(i)
“Non-Solicit Agreement”	Recitals
“Officer’s Certificate”	§ 10.02(e)
“OGCL”	Recitals
“Option”	§ 3.02
“Option Merger Consideration”	§ 3.02
“Outside Date”	§ 9.01(b)
“Parent”	Preamble
“Paying Agent”	§ 3.04
“Payment Fund”	§ 3.04
“Payoff Amounts”	§ 7.11
“Payoff Letters”	§ 7.11
“Permits”	§ 4.06(a)
“Pre-Closing Service”	§ 7.04
“Preferred Merger Consideration”	§ 3.01(b)
“Preferred Share”	Recitals
“Requisite Shareholder Approvals”	§ 4.04(c)
“Securityholders’ Fund”	§ 3.07(a)
“Shares”	Recitals
“Straddle Period”	§ 7.10(d)
“Support Agreement”	Recitals
“Surviving Corporation”	§ 2.01

ARTICLE II.
THE MERGER
     Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the OGCL, at the Effective Time (as defined in Section 2.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent (the “Surviving Corporation”).
     Section 2.02 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the date of the Closing, subject to such satisfaction or waiver thereof), but in no event later than five Business Days after all such conditions have been satisfied or waived, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger complying with the requirements of the OGCL with the Ohio Secretary of State. The Merger shall become effective at the time of the acceptance of the certificate of merger by the Ohio Secretary of State (the “Effective Time”). Immediately prior to the filing of the certificate of merger, a closing (the “Closing”) shall be held at the offices of Vorys, Sater, Seymour and Pease, LLP, 221 East Fourth Street, Suite 2000, Atrium Two, Cincinnati, Ohio 45202, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.
     Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
     Section 2.04 Articles of Incorporation; Regulations.
     (a) At the Effective Time, and subject to Section 7.05(a), the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such articles.
     (b) At the Effective Time, and subject to Section 7.05(a), the regulations of Merger Sub shall be the regulations of the Surviving Corporation until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such regulations.

     Section 2.05 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the OGCL, the articles of incorporation and the regulations of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. All of the directors of the Company immediately prior to the Effective Time shall resign from their positions as directors effective as of the Effective Time.
ARTICLE III.
CONVERSION OF SHARES AND OPTIONS
     Section 3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
     (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than the Common Shares cancelled in accordance with Section 3.01(c) and Dissenting Shares (as hereinafter defined), if any) will be converted into the right to receive (i) the Common Price Per Share, plus (ii) the Per Security Common Escrow Amount (in each case, without interest, and subject to deduction for any required withholding Tax) (it being understood that such Common Shares do not include Common Shares issuable upon the exercise of Options) (the “Common Merger Consideration”), payable to the holder thereof upon the surrender, in the manner provided in Section 3.04, of the Certificate(s) (as hereinafter defined) that immediately prior to the Effective Time evidenced such Common Shares. From and after the Effective Time, all such Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Common Share, by virtue of being a holder of Common Shares, shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration therefor upon the surrender of such Common Share in accordance with Section 3.04.
     (b) Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares canceled in accordance with Section 3.01(c)), will be converted into the right to receive (i) the Preferred Price Per Share, plus (ii) the Per Security Preferred Escrow Amount (in each case, without interest, and subject to deduction for any required withholding Tax), payable to the holder thereof upon the surrender, in the manner provided in Section 3.04, of the Certificate(s) that immediately prior to the Effective Time evidenced such Preferred Shares (the “Preferred Merger Consideration”, and together with the Common Merger Consideration, the “Merger Consideration”). From and after the Effective Time, all such Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Preferred Share, by virtue of being a holder of Preferred Shares, shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration therefor upon the surrender of such Preferred Share in accordance with Section 3.04.
     (c) Each Share that is held in the Company’s treasury shall automatically be cancelled and retired and shall cease to exist, without the payment of any consideration therefor.

     (d) Each common share, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable common share, no par value per share, of the Surviving Corporation.
     Section 3.02 Employee Stock Options. The Company shall terminate, effective as of the Effective Time, the Company Stock Option Plans, as amended through the date of this Agreement. Effective at or prior to the Effective Time, each outstanding option to purchase Common Shares (each, an “Option”) granted under the Company Stock Option Plans that is outstanding and unexercised prior to the Effective Time (whether vested or unvested) shall be either (i) exercised or terminated prior to the Effective Time or (ii) cancelled as of the Effective Time to the extent in effect immediately prior to the Effective Time (subject to the obligations of the Surviving Corporation in the immediately following sentence). Each holder of an Option that is outstanding and unexercised immediately prior to the Effective Time and that has an exercise price per share that is less than the sum of (x) the Common Price Per Share and (y) the Per Security Holdback Amount, shall be entitled to be paid by the Surviving Corporation in exchange for the cancellation of such Option, (a) promptly after the Effective Time, an amount in cash (without interest, and subject to deduction for any required withholding Tax), with respect to each Share subject to the Option, equal to the excess, if any, of the Common Price Per Share over the applicable per share exercise price of such Option, and (b) the Per Security Common Escrow Amount (the “Option Merger Consideration”). Prior to the Effective Time, the Company and the Company Board shall (to the extent necessary) adopt resolutions and take all such other actions reasonably required to implement the provisions of this Section 3.02, it being understood that the intention of the parties is that following the Effective Time no holder of any Options shall have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or any Subsidiary or Affiliate thereof.
     Section 3.03 Dissenters’ Rights. (a) Notwithstanding any provision of this Agreement to the contrary, to the extent permitted by the OGCL, Shares that are issued and outstanding as of the date fixed by the Company Board for the determination of Shareholders entitled to notice of the meeting at which this Agreement is proposed to be adopted by the Shareholders (or other applicable date under the OGCL in the event this Agreement is adopted by written consent of the Shareholders) and that are held by any Person that is entitled to demand and properly demands payment of the fair value of such Shares pursuant to, and that complies in all respects with, Section 1701.85 of the OGCL (the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the applicable Merger Consideration. Such Shareholders shall be entitled to payment of the fair value of such Dissenting Shares in accordance with and subject to Section 1701.85 of the OGCL; provided, however, that if any holder of Dissenting Shares shall have failed to perfect or shall have withdrawn or lost such holder’s right to be paid fair value under Section 1701.85 of the OGCL, then the right of such holder to be paid fair value for such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the applicable Merger Consideration (without any interest thereon and subject to deduction for any required withholding Tax), upon surrender of the Certificate(s) that formerly evidenced such Shares, in the manner provided in Section 3.04.

     (b) The Company shall give Parent (i) prompt notice of any demands for payment of the fair value of any Shares received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the OGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value under the OGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands.
     Section 3.04 Surrender of Shares; Payment of Merger Consideration.
     (a) Prior to the Effective Time, Parent will select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the applicable Merger Consideration due hereunder to the Shareholders upon surrender of the Certificates formerly representing Shares. Prior to the Effective Time, Parent shall pay to the Paying Agent in cash the aggregate amount of the Closing Net Consideration, less the Closing Option Amount (the “Payment Fund”). The Payment Fund will not be used for any purpose except as expressly provided in this Agreement. The Paying Agent will invest the Payment Fund as directed by Parent on a daily basis, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated A-1 or P-1 by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group, respectively, or certificates of deposit issued by a commercial bank having at least $25 billion in assets. No investment income or gain or loss thereon shall affect the amounts payable to the holders of Shares. Any interest and other income or gain resulting from such investments shall not be part of the Payment Fund, and shall be the sole and exclusive property of Parent, payable to Parent upon its request.
     (b) Promptly after the Effective Time and in any event within three Business Days thereof, the Surviving Corporation or Parent will cause the Paying Agent to mail to each holder of record of one or more certificates representing ownership of Shares (the “Certificates”), (i) a letter of transmittal in the form attached hereto as Annex A, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Payment Fund. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and executed, the holder of such Certificate will be entitled to receive in exchange therefor the amount of cash equal to the Common Price Per Share or the Preferred Price Per Share, as applicable, for each of the Shares previously represented by such Certificate (in each case, subject to deduction for any required withholding Tax), and the Certificate so surrendered will immediately thereafter be cancelled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.04, each Certificate shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration pursuant to Section 3.01 payable in respect of Shares theretofore represented by such Certificate, without any interest thereon. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder shall deliver in lieu thereof an affidavit in form and substance reasonably satisfactory to the Surviving Corporation, and, if reasonably required by the Paying Agent or the Surviving Corporation, post a bond in such amount as may be directed by the Paying Agent or the Surviving Corporation, as applicable, as indemnity against any claim that may be made in respect of such Certificate.
     (c) At least three Business Days prior to the Effective Time, the Company shall provide to Parent a list of all holders of Options for which payment is to be made promptly after the Effective Time pursuant to Section 3.02. Promptly after the Effective Time and in any event within three Business Days thereof, Parent will cause the Surviving Corporation to pay to each such Option Holder the amount of cash equal to the excess of the Common Price Per Share over the applicable per share exercise price for each Share subject to such Option (without interest, and subject to deduction for any required withholding Tax).
     (d) After the Effective Time there will be no further registration on the stock transfer books of the Surviving Corporation of (i) transfers of Shares or (ii) the exercise of Options that were outstanding immediately prior to the Effective Time.
     (e) Any portion of the Payment Fund that remains undistributed to the Shareholders six months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any Shareholder that has not previously complied with this Section 3.04 will thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of such Shareholder’s claim for the Merger Consideration, without interest.
     (f) None of Parent, the Company, the Surviving Corporation or the Paying Agent, nor any of their respective officers, directors, employees, agents or counsel, will be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (g) Notwithstanding anything to the contrary contained in this Section 3.04, Parent will use commercially reasonable efforts to cause the Paying Agent to pay immediately following the Effective Time, to each Shareholder by check or wire transfer of immediately available funds, the portion of the Payment Fund (less any applicable withholding Taxes) payable to such Shareholder, if such Shareholder has delivered to the Paying Agent properly executed letters of transmittal (in the form required by this Section 3.04), wire transfer instructions and the Certificates evidencing such Shares of such Shareholder, a reasonable time prior to the Effective Time. Promptly following the Effective Time, Parent shall deposit with the Escrow Agent the Holdback Amount. No later than five Business Days prior to the anticipated date of the Closing, Parent will deliver to the Company a sufficient number of copies of (i) an acceptable form of letter of transmittal so as to permit each Shareholder to exercise his, her or its right to payment immediately after the Effective Time as provided in this Section 3.04(g), and (ii) any documents required by Parent to be executed by Option Holders so as to permit each Option Holder to receive the payment promptly after the Effective Time as provided in

Section 3.04(c), and the Company will use its reasonable best efforts to deliver such materials, or otherwise make such materials available, to each such Shareholder or Option Holder as promptly as reasonably practicable.
     (h) Any portion of the Merger Consideration made available to the Paying Agent to pay for Dissenting Shares for which demands for payment of the fair value have been perfected shall be returned to the Surviving Corporation upon demand.
     (i) Each time the Escrow Agent is required pursuant to the terms of this Agreement and the Escrow Agreement to release amounts from:
          (i) the Adjustment Reserve Fund (as defined below) or the Securityholders’ Fund (as defined below), as applicable, the Escrow Agent shall (A) pay to the Paying Agent the Per Security Adjustment Amount or the Per Security Fund Amount, as applicable, then being distributed for all Shares, by wire transfer of immediately available funds, with instructions to the Paying Agent to promptly distribute to each Shareholder such Shareholder’s Pro Rata Share of such amount for each Share for which such Shareholder received Merger Consideration, and with respect to any Shares for which the Certificates and other required documents have not been delivered and Merger Consideration has not been paid, upon delivery of such Certificates and other documents, and (B) pay to Parent the Per Security Adjustment Amount or the Per Security Fund Amount, as applicable, then being distributed for all Options and Parent or the Surviving Corporation shall promptly thereafter pay each Option Holder such Option Holder’s Pro Rata Share of such amount for each Share underlying such Option Holder’s Options (in each case, without interest, and subject to deduction for any required withholding Tax).
          (ii) the Escrow Fund, the Escrow Agent shall (A) pay to the Paying Agent the Per Security Preferred Escrow Amount then being distributed for all Preferred Shares, by wire transfer of immediately available funds, with instructions to the Paying Agent to promptly distribute to each holder of Preferred Shares the Per Security Preferred Escrow Amount for such Shareholder’s Preferred Shares for which such Shareholder received Merger Consideration, and with respect to any Preferred Shares for which the Certificates and other required documents have not been delivered and Merger Consideration has not been paid, upon delivery of such Certificates and other documents, and (B) pay to the Paying Agent the Per Security Common Escrow Amount then being distributed for all Common Shares, by wire transfer of immediately available funds, with instructions to the Paying Agent to promptly distribute to each holder of Common Shares the Per Security Common Escrow Amount for such Shareholder’s Common Shares for which such Shareholder received Merger Consideration, and with respect to any Common Shares for which the Certificates and other required documents have not been delivered and Merger Consideration has not been paid, upon delivery of such Certificates and other documents and (C) pay to Parent the Per Security Common Escrow Amount then being distributed for all Options and Parent or the Surviving Corporation shall promptly thereafter pay each Option Holder the Per Security Common Escrow Amount for each Share underlying such Option Holder’s Options (in each case, without interest, and subject to deduction for any required withholding Tax).

     Section 3.05 Closing Net Working Capital and Cash Adjustment.
     (a) On the Business Day immediately prior to the Effective Time, the Company will deliver to Parent its determination of Specified Cash, and the parties shall use good faith efforts to agree on the amount of Credit Agreement Debt, the fees and expenses payable to William Blair & Company, LLC, and other fees and expenses, including legal and accounting fees and expenses, payable in connection with this Agreement, the Bonus Obligations, and the Aggregate Option Exercise Amount, for purposes of calculating the Closing Net Consideration.
     (b) Within 30 days after the Effective Time, Parent shall deliver to the Securityholder Agent Parent’s good faith determination of the Closing Balance Sheet, and in conjunction therewith the Closing Net Working Capital Statement and, based thereupon, Parent’s determination of the Closing Net Working Capital and the Capital Adjustment Amount, if any, and the Cash Adjustment Amount, if any.
     (c) The Securityholder Agent may object to Parent’s determination of the Closing Balance Sheet, the Closing Net Working Capital, the Closing Net Working Capital Statement, the Cash Adjustment Amount or the Capital Adjustment Amount by delivery of a written statement of objections (stating the basis thereof with reasonable specificity) to Parent within 30 days following delivery to the Securityholder Agent of Parent’s determination of the Closing Balance Sheet, the Closing Net Working Capital Statement, the Closing Net Working Capital and the Capital Adjustment Amount, if any, and the Cash Adjustment Amount, if any (the “Adjustment Objection Period”). After Parent’s delivery of its good faith determination of the Closing Balance Sheet, the Closing Net Working Capital Statement, the Closing Net Working Capital and the Capital Adjustment Amount, if any, and the Cash Adjustment Amount, if any, the Securityholder Agent shall be given reasonable access to the books and records of the Surviving Corporation and shall be permitted to inquire of the officers and accountants of the Surviving Corporation and Parent as such Securityholder Agent may reasonably deem necessary, in each case to the extent related to questions or otherwise concerning the Closing Balance Sheet, the Closing Net Working Capital Statement, the Closing Net Working Capital and the Capital Adjustment Amount and the Cash Adjustment Amount.
     (d) If the Securityholder Agent does not make such an objection during the Adjustment Objection Period, the Closing Balance Sheet, the Closing Net Working Capital Statement and the Closing Net Working Capital proposed by Parent and, based thereupon, the Capital Adjustment Amount, and the Cash Adjustment Amount each shall be considered final and binding upon the parties and each of the Securityholders.
     (e) If the Securityholder Agent makes such an objection during the Adjustment Objection Period, Parent and the Securityholder Agent shall seek in good faith to resolve all disagreements set forth in the Securityholder Agent’s written statement of objections within 10 Business Days following delivery to Parent of the Securityholder Agent’s written statement of objections (the “Adjustment Resolution Period”).
     (f) If Parent and the Securityholder Agent cannot agree on the Closing Balance Sheet, the Closing Net Working Capital Statement, the Closing Net Working Capital, the Capital Adjustment Amount and the Cash Adjustment Amount during the Adjustment Resolution Period, either Parent (on the one hand) or the Securityholder Agent (on the other hand) may elect, by written notice given to the other within five Business Days after conclusion of the Adjustment Resolution Period (the “Adjustment Election Period”), to have such disagreement resolved by the Independent Accountant, whose determination shall be final and binding. For purposes of clarity, the parties may submit to the Independent Accountant any or all of the foregoing disagreements; and the Independent Accountant shall make no determination regarding items on which the parties agree. If any disagreement is submitted to the Independent Accountant, Parent and the Securityholder Agent shall promptly execute in favor of the Independent Accountant such engagement letters and related agreements, and shall provide all documentation, in each case, reasonably requested by the Independent Accountant, to enable the Independent Accountant to perform its duties under this Section.
     (g) If neither Parent nor the Securityholder Agent makes such an election during the Adjustment Election Period, the Closing Balance Sheet, the Closing Net Working Capital Statement and the Closing Net Working Capital proposed by Parent and, based thereupon, the Capital Adjustment Amount and the Cash Adjustment Amount shall be considered final and binding upon the parties and each of the Securityholders.
     (h) If either Parent or the Securityholder Agent makes an election during the Adjustment Election Period to have the determination made by the Independent Accountant, the Independent Accountant shall make final and binding determinations of the Closing Net Working Capital, the Capital Adjustment Amount and the Cash Adjustment Amount using GAAP and the methodology set forth on Schedule 3.05(h) and, based thereupon, the final amount of the Common Price Per Share. No appeal from such determination shall be permitted. The Independent Accountant shall be instructed to use every reasonable effort to perform its services within 10 Business Days (and in any case as soon as practicable) after its receipt of the Closing Balance Sheet, the Closing Net Working Capital Statement, the written objection of Parent (together with any other documentation requested) and the Capital Adjustment Amount and Cash Adjustment Amount proposed by each of the Securityholder Agent and Parent, as applicable. The fees and expenses for the services of the Independent Accountant shall be borne by the party whose proposed Capital Adjustment Amount, proposed Cash Adjustment Amount or if both are in dispute, the Net Adjustment Amount (as defined below), as applicable, had the greater difference between it and the Capital Adjustment Amount, Cash Adjustment Amount or if both are in dispute, the Net Adjustment Amount, as applicable, finally determined by the Independent Accountant (and, if such fees and expenses are paid by the Securityholders, such amount shall be taken from the Adjustment Reserve Fund, and if such Fund shall be insufficient to pay such fees and costs owed by to the Independent Accountant, from the Securityholders’ Fund, and if such Fund is insufficient, such deficiency may, in the discretion of Parent, be paid from the Escrow Fund). In making its decision, the Independent Accountant shall be limited by the amounts proposed by the parties and shall not award an amount higher than the highest amount proposed by a party or lower than the lowest amount proposed by a party. Judgment upon any award or decision by the Independent Accountant may be enforced by any court having jurisdiction thereof.
     (i) If the sum of the Capital Adjustment Amount and Cash Adjustment Amount as finally determined pursuant to this Section 3.05 (the “Net Adjustment Amount”) shall be:

          (i) a negative amount, then Parent shall have the right to immediately withdraw from the Adjustment Reserve Fund the Net Adjustment Amount (and if the Net Adjustment Amount exceeds the amount in the Adjustment Reserve Fund, then from the Escrow Fund); or
          (ii) a positive amount, then, within five Business Days of final determination of the Net Adjustment Amount, Parent shall (A) pay to the Paying Agent the Per Security Adjustment Amount attributable to all Shares, by wire transfer of immediately available funds, with instructions to the Paying Agent to distribute to each Shareholder the Per Security Adjustment Amount for each Share for which such Shareholder received Merger Consideration, and with respect to any Shares for which the Certificates and other required documents have not been delivered, upon delivery of such Certificates and other documents, and (B) pay to each Option Holder the Per Security Adjustment Amount attributable to such Option Holder’s Options.
     Section 3.06 Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be withheld, from any amounts otherwise payable pursuant to this Agreement such amount as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Shareholder or Option Holder in respect of whose Shares or Options such deduction and withholding was made.
     Section 3.07 Escrow Accounts.
     (a) At the Closing, Parent shall deposit, or cause to be deposited, the Holdback Amount with the Escrow Agent in three separate escrow accounts. The parties shall instruct the Escrow Agent to invest the Holdback Amount as directed by Parent and the Securityholder Agent (by mutual agreement), provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated A-1 or P-1 by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group, respectively, or certificates of deposit issued by a commercial bank having at least $25 billion in assets; provided, further, that the foregoing investment limitations may be modified by mutual agreement of Parent and the Securityholder Agent.
          (i) The Escrow Cash shall be deposited in the Escrow Fund, which shall be used to pay Losses, if any, incurred by Parent or the Surviving Corporation.
          (ii) The Securityholders’ Amount shall be deposited in an account (the “Securityholders’ Fund”), which shall be used to reimburse the Securityholder Agent for out-of-pocket costs and expenses incurred in the performance of his or her duties hereunder, including fees of attorneys and accountants employed by the Securityholder Agent necessary to discharge his or her duties as Securityholder Agent on behalf of the Securityholders as set forth herein. For the avoidance of doubt, the Securityholder Agent may, at any time on or after the second (2nd) Business Day following the date that all amounts are paid pursuant to Section 3.05(i), and in the Securityholder Agent’s sole discretion, direct the Escrow Agent to distribute funds from the

Securityholders’ Fund to the Securityholders, provided that any such distribution shall be made on the basis of each Securityholder’s Pro Rata Share in the Securityholders’ Fund.
          (iii) The Adjustment Reserve Amount shall be deposited in an account (the “Adjustment Reserve Fund”), which shall be used to pay Parent the Net Adjustment Amount, if such amount is negative, and promptly after all payments have been made as required by Section 3.05(i), any amounts remaining in the Adjustment Reserve Fund shall be paid by the Escrow Agent as set forth in Section 3.04(i).
     (b) Each of the Escrow Fund, the Securityholders’ Fund and the Adjustment Reserve Fund shall be held as a trust fund and shall not be subject to any Lien, attachment or other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms hereof and of the Escrow Agreement.
     (c) The interests of the Securityholders in the Escrow Fund, the Securityholders’ Fund and the Adjustment Reserve Fund shall not be assignable or transferable, whether directly, indirectly or by operation of law, except in the event of death of a Securityholder to such Securityholder’s estate, personal representative or heirs by will or the laws of descent and distribution; provided, however, that as a condition to any such transfer the transferee(s) shall hold such interests subject to the terms and conditions of this Agreement and the Escrow Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As an inducement to Parent and Merger Sub to enter into this Agreement, except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:
     Section 4.01 Organization and Qualification; Subsidiaries. The Company is duly organized, validly existing and in good standing under the Laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company does not have any Subsidiaries, and has no equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other entity. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that individually or in the aggregate do not have, and would not reasonably be expected to have, a Material Adverse Effect.
     Section 4.02 Articles of Incorporation, Regulations and Minutes.
     The Company has heretofore furnished to Parent a complete and correct copy of its Articles and Regulations, each as amended to date. Such Articles and Regulations, as amended to date, are in full force and effect. The Company is not in violation of any of the provisions of its Articles or Regulations. The Company has also heretofore furnished to Parent complete and correct copies of the minutes and other records of all meetings and other proceedings of the

Company’s equity holders, the Company Board and all committees of the Company Board, in each case since January 1, 2007 (including any actions taken by written consent or otherwise without a meeting), other than minutes and records of proceedings of meetings of the Company Board and committees of the Company Board since December 1, 2009, that have not been completed as of the date of this Agreement and the subject matter of which is limited to (i) the potential sale of the Company pursuant to the “Project Fairway” sales process, (ii) this Agreement and the transactions contemplated hereby, and (iii) the approval of prior minutes and other similar administrative matters.
     Section 4.03 Capitalization.
     (a) The authorized capital stock of the Company consists of (i) 12,000,000 Common Shares, (ii) 1,030,342 Class A Participating Convertible Preferred Shares, (iii) 10,000 Class B Redeemable Preferred Shares and (iv) 1,030,342 Preferred Shares.
     (b) As of the date of this Agreement, (i) 1,795,030 Common Shares are issued and outstanding (excluding Shares held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no Common Shares are held in the treasury of the Company, (iii) 1,030,342 Preferred Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (iv) 1,172,355 Common Shares are reserved for future issuance pursuant to outstanding Options granted pursuant to the Company Stock Option Plans, (v) 1,030,342 Common Shares are reserved for future issuance upon conversion of the outstanding Preferred Shares, (vi) no Class A Participating Convertible Preferred Shares are issued and outstanding and (vii) no Class B Redeemable Preferred Shares are issued and outstanding. The 1,795,030 Common Shares, the 1,030,342 Preferred Shares and the Options to acquire 1,172,355 shares of Common Stock are the only issued and outstanding equity securities of the Company and no other shares are authorized or reserved for issuance.
     (c) Section 4.03(c) of the Disclosure Schedule sets forth the following information with respect to each Option outstanding on the date of this Agreement: (i) the name of the holder of the Option; (ii) the particular plan pursuant to which such Option was granted; (iii) the number of Shares subject to such Option; (iv) the exercise or purchase price of such Option; (v) the date on which such Option was granted; and (vi) the date on which such Option expires.
     (d) The only principal amount of outstanding Indebtedness for borrowed money of the Company (not including capital leases) or debt securities is the Indebtedness under the Credit Agreements.
     (e) Except for the Options, the Support Agreements and the agreements described in Section 4.03(e) of the Disclosure Schedule, there are no options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, stockholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company, or other right of any Person to acquire, or pursuant to which the Company is obligated to issue or sell, any Shares or any other securities of, or equity interests in, the Company. There are no contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or any other securities of, or equity interest in, the Company. The Company has not issued any phantom stock or other contractual rights the value of which is determined as a whole or in part by the value of any capital stock of the Company or the profits of the Company, and there are no outstanding stock appreciation rights issued by the Company with respect to the capital stock of the Company.
     (f) Except for the Support Agreements and the agreements described in Section 4.03(f) of the Disclosure Schedule, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which the Company or, to the Knowledge of the Company, any of the Company’s officers or directors is a party that directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any Shares.
     Section 4.04 Authority Relative to this Agreement.
     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Requisite Shareholder Approvals (as hereinafter defined), to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its holders of Shares are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, (i) obtaining the Requisite Shareholder Approvals and (ii) filing and recording appropriate merger documents as required by the OGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (collectively, the “Equitable Exceptions”). The Company Board has approved this Agreement and the transactions contemplated hereby and no restrictions on business combinations set forth in the OGCL apply to the Merger.
     (b) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) unanimously approving and adopting this Agreement and the Merger contemplated by this Agreement and directing the submission of this Agreement to the shareholders of the Company for their approvals and adoption pursuant to the terms of the Articles and the OGCL, and (ii) unanimously determining that the terms of the Merger are fair to and in the best interests of the Company and its shareholders.
     (c) The only votes of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the Merger are (i) the approval of this Agreement by a majority of the outstanding Shares and (ii) the approval of a majority of the outstanding Preferred Shares, voting as a class (together, the “Requisite Shareholder Approvals”).

     Section 4.05 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger by the Company will not (i) conflict with or violate the Articles or the Regulations (including, for the avoidance of doubt, any payment by Parent or the Surviving Corporation to any Securityholders of any Common Price Per Share, Common Escrow Merger Consideration, Preferred Escrow Merger Consideration or other merger consideration pursuant to the terms and conditions of Article III and the Escrow Agreement), (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) of this Agreement and the Requisite Shareholder Approvals have been obtained and that all filings and other actions described in Section 4.05(b) of this Agreement have been made or taken, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or result in a right of guaranteed payment or loss of a benefit under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected or (iv) except as set forth in Section 4.05(a) of the Disclosure Schedule, require the consent of any Person under any Listed Contract; except with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, failures to obtain consent or other occurrences that do not have, and would not reasonably be expected to have, an adverse effect on the Company in any material respect.
     (b) Except for the consents described in Section 4.05(a) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the Merger will not, require any material consent, approval, order, license, authorization or Permit (as defined below) of, or filing with or notification to, any Governmental Authority, except for (i) the pre-merger notification requirements of the HSR Act and (ii) the filing and recordation of appropriate merger documents as required by the OGCL.
     Section 4.06 Permits; Compliance.
     (a) Except with respect to ERISA, Taxes and Environmental Laws, which are the subject of Sections 4.10, 4.14 and 4.15, respectively, the Company is in, and at all times since January 1, 2007 has been in, material compliance with all Laws applicable to the Company or by which it or any of its properties or assets are bound. Except with respect to Environmental Laws, which are the subject of Section 4.15, the Company has all material permits, licenses, grants, easements, clearances, variances, exceptions, authorizations, exemptions, orders, consents, approvals and franchises (collectively, the “Permits”) from any Governmental Authority required to own, lease and operate its properties or conduct its business as now being conducted. All material Permits of the Company are in full force and effect.
     (b) Section 4.06(b) of the Disclosure Schedule sets forth all of the Company’s 510(k) approvals from the FDA.

     (c) Except as set forth in Section 4.06(c) of the Disclosure Schedule, since January 1, 2007, the Company has not received any written notice or other written communication (or, to the Knowledge of the Company, any oral communication) from any Governmental Authority regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination, deficiency, dispute or modification with respect to any material Permit.
     (d) All products developed, manufactured, tested, distributed or marketed by the Company that are subject to the jurisdiction of the FDA or any other medical product regulatory authority have been and are being developed, tested, manufactured, distributed and marketed by the Company in compliance with applicable regulatory requirements in all material respects, including pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, installation, service and adverse event reporting, and have been and are being tested, investigated, distributed, marketed and sold by the Company in compliance with all regulatory requirements in all material respects. The products of the Company that require 510(k) clearances or approvals have been and are being marketed by the Company under valid 510(k) clearances and, to the Knowledge of the Company, neither the FDA nor any other medical product regulatory authority is limiting, suspending or revoking any such clearances or approvals or changing the marketing classification or labeling of any such products. The Company does not have products the require pre-market approval applications. There has been no material false or misleading information or material omission in any product application, product-related submission or report made by the Company to or with the FDA. The Company is in compliance in all material respects with all legal and regulatory requirements applicable to the sponsorship or conduct of clinical trials, including the clinical trial reporting and disclosure requirements of 42 U.S.C. § 282(j).
     (e) To the Knowledge of the Company, there are no facts that furnish any reasonable basis for any materially adverse (A) Form FDA-483 inspectional observations, (B) warning or untitled letters from the FDA, (C) Section 305 notices or (D) other similar communications from the FDA or any other applicable medical product regulatory authority. There have been no warning or untitled letters or similar enforcement communications by the FDA to the Company relating to the products of the Company since January 1, 2007. Except as disclosed in Section 4.06(e) of the Disclosure Schedule, the Company’s products have not been recalled, withdrawn, subject to correction or removal or injunction, seized, or suspended (whether voluntarily or otherwise) since January 1, 2007.
     (f) The Company does not bill any commercial insurance plan or any health care program administered or funded, as a whole or in part, by the government of the United States, including Medicare, Medicaid and TRICARE programs (described in Title XVIII of the United States Social Security Act (the “SSA”), Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively (collectively, “Federal Health Care Programs”) for any item or service. Neither the Company nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company has at any time been excluded or disbarred from participation in a Federal Health Care Program. To the Knowledge of the Company, the Company has not engaged in any activity that is in violation of the federal Medicare or federal or state Medicaid statutes, §§ 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c, and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the Civil False Claims Act (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.) the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347) or similar foreign, federal or state Laws. To the Knowledge of the Company, the Company is not currently, nor has it been in the past, under investigation by the DOJ, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, any state Attorney General, state Medicaid Agency or the FDA for promotional or other fraud and abuse or related issues. No Person has filed or, to the Knowledge of the Company, has threatened to file against the Company a claim or action relating to any of the Company’s assets or businesses under any foreign, federal or state whistleblower statute or other Law, including under the False Claims Act (31 U.S.C. § 3729 et seq.)
     (g) The Company has at all times complied in a timely manner in all material respects with the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.) and any other applicable Laws regarding the use of funds for political activity or commercial bribery. There are no situations with respect to the business of the Company that involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; or (iii) the receipt of any illegal discounts, rebates or kick-backs in violation of Law.
     Section 4.07 Financial Statements.
     (a) The audited consolidated financial statements (including, in each case, any notes thereto) of the Company for the years ended December 31, 2008, 2007 and 2006 and the unaudited consolidated financial statements (including any notes thereto) of the Company for the fiscal quarter ended September 30, 2009 previously provided to Parent, and the unaudited consolidated financial statements (including, in each case, any notes thereto) of the Company for the year ended December 31, 2009, which shall be provided to Parent as soon as practicable, but no later than January 31, 2010, were prepared (and with respect to the unaudited consolidated financial statements of the Company for the year ended December 31, 2009, will be prepared as of the date of delivery) in accordance with GAAP (except as may be indicated in such statements or the notes thereto) and each fairly presents (and with respect to the unaudited consolidated financial statements of the Company for the year ended December 31, 2009, will fairly present as of the date of delivery), in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (including, in each case, in any notes thereto).
     (b) Except as and to the extent set forth on the audited consolidated balance sheet of the Company as of December 31, 2008, including the notes thereto, as updated by the unaudited balance sheet of the Company as of September 30, 2009, the Company does not have any material liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent, liquidated or unliquidated, due or to become due, determined, determinable or otherwise, and whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company, except for liabilities and obligations (including purchasing obligations))

incurred in the ordinary course of business since December 31, 2008, and except for liabilities and obligations, including purchasing obligations, (i) reflected on the Company’s unaudited balance sheet as of September 30, 2009, (ii) to the extent (A) disclosed on any Disclosure Schedule and (B) such disclosure, on its face, is reasonably identifiable as a liability or obligation (whether known or unknown, accrued, absolute, contingent, liquidated or unliquidated, due or to become due, determined, determinable or otherwise, and whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company), (iii) expenses incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) any other liabilities or obligations that individually or in the aggregate do not exceed $100,000.
     (c) Section 4.07(c) of the Disclosure Schedule lists all “management letters” and other similar letters relating to the Company’s internal controls and accounting practices that have been received by the Company from its independent accountants since January 1, 2006. True and complete copies of all such management letters have been made available to Parent.
     Section 4.08 Absence of Certain Changes or Events. Since September 30, 2009, except as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects only in the ordinary course of business and in a manner consistent with past practice, and (b) there has not been any event, development, change or state of circumstances that individually or in the aggregate had, or would reasonably be expected to have, a Material Adverse Effect, and the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 6.01(a), (b), (c), (d), (e), (f), (g), (h), (j) or (k) hereto.
     Section 4.09 Absence of Litigation. Except as disclosed on Section 4.09 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its properties. Neither the Company nor any of its properties is subject to any continuing order of, consent decree, judgment, settlement agreement or similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority. To the Knowledge of the Company, there is no Action pending or threatened against any past or current director or officer of the Company that is reasonably likely to result in any liability on the part of the Company, whether or not such liability is insured.
     Section 4.10 Employee Benefit Plans.
     (a) Set forth in Section 4.10(a) of the Disclosure Schedule is a list of all Employee Plans. The Company has furnished (i) a true and complete copy of each Employee Plan, (ii) summary plan description for each Employee Plan for which a summary plan description is required, (iii) the Forms 5500 filed for the years ended December 30, 2008, 2007 and 2006 by each of the Employee Plans, (iv) the most recent determination letter from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code, and (v) any trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements related to any Employee Plan. There are no unwritten Employee Plans.

     (b) Except as set forth on Section 4.10(b) of the Disclosure Schedule, neither the Company nor any corporation, trust, partnership or other entity that would be considered as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code sponsors, maintains, contributes or is required to contribute, or in the past five years has sponsored, maintained, contributed to or been required to contribute to any “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, “single employer pension plan” within the meaning of Section 4001(a)(15) of ERISA for which the Company could incur liability under Section 4063 or 4064 of ERISA or any other pension plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA.
     (c) Except as set forth on Section 4.10(c) of the Disclosure Schedule, (i) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification, (ii) each Employee Plan, including any associated trust or fund, has been administered in material compliance with its terms and applicable Law, (iii) nothing has occurred with respect to any Employee Plan that has subjected or could subject the Company to a material direct, indirect or contingent liability under Title IV of ERISA or Chapter 43 of Subtitle D of the Code, and (iv) no Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.
     (d) All required contributions, assessments and premium payments required to be timely made by the Company on account of each Employee Plan have been timely made or accrued in all material respects. There are no existing (or, to the Knowledge of the Company, threatened) Actions, claims or other controversies relating to an Employee Plan, other than routine claims for information or benefits in the normal course.
     (e) Except as set forth in Section 4.10(e) of the Disclosure Schedule, neither the execution of this Agreement, the receipt of the Requisite Shareholder Approvals nor the consummation of the Merger will (either alone or in conjunction with any other event) (i) entitle any employees of the Company to any payment or benefit or any increase in compensation or benefits, (ii) result in the acceleration of the time of payment, vesting or funding of any benefit or compensation, or (iii) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
     (f) With respect to any Employee Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (i) no such Employee Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) and (ii) each such Employee Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f), 9801, 9802, 9811 and 9812 of the Code and the Health Insurance Portability and Accountability Act (including regulations thereunder). Except as provided in Section 4.10(f) of the Disclosure Schedule, the Company does not provide or have any obligation to provide post-employment welfare benefits except as required under Section 4980 B of the Code or similar state Laws.

     (g) Each Employee Plan that provides for deferred compensation (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code.
     Section 4.11 Labor and Employment Matters.
     (a) Except as set forth on Section 4.11(a) of the Disclosure Schedule, there are no proceedings, claims or charges pending or, to the Knowledge of the Company, threatened between the Company, on the one hand, and any of its employees, on the other hand. The Company is not a party to, nor is bound by, any collective bargaining agreement or other labor union or labor organization contract, whether written or oral, express or implied, currently in existence or being negotiated, applicable to persons employed by the Company, or (except as set forth in Section 4.11(a) of the Disclosure Schedule) any other agreement regarding the rates of pay or working conditions of any employees, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union or labor organization to organize any such employees. There are no unfair labor practice charges or other claims pending, or to the Company’s Knowledge threatened, against the Company before the National Labor Relations Board, Equal Employment Opportunity Commission or other Governmental Authority, nor are there any current union representation questions involving employees of the Company. There is no, and for the past five years there has not been any, labor dispute, strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company.
     (b) Each Person who is or was performing consulting or other services for the Company are or were correctly classified by the Company as either “independent contractors” or “employees”, as the case may be, for purposes of all employment-related Laws and all Laws concerning the status of independent contractors, and, at the Effective Time, each such Person will qualify for such classification with immaterial exceptions. Except as set forth on Section 4.11(b) of the Disclosure Schedule, the Company is not a party to any agreement for the provision of labor from any outside agency. To the Knowledge of the Company, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to the Company, and no claims by any Governmental Authority with regard to such employees.
     (c) There are no pending or, to the Knowledge of the Company, threatened complaints, charges or claims under federal or state or other Laws based on sexual, racial or other prohibited forms of harassment, age, sex, disability, race or other prohibited forms of discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or any other Person performing work or providing services to the Company, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaints, charges or claims. Since January 1, 2004, the Company has complied with and properly classified and paid its employees under all applicable wage and hour Laws, has timely paid all compensation (including, but not limited to, vacation, bonuses and commissions, if any) owed to all current and former employees, has complied with all requirements of Occupational Health and Safety Act (OSHA), immigration Laws and the Worker Adjustment and Retraining Notification Act (WARN), and has complied with all other Laws related to the employment of employees. Except as set forth on Section 4.11(c) of the Disclosure Schedule, since January 1, 2004, the Company has not received any notice of any claim that it has not complied with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with the foregoing.
     (d) The Company does not have any written employment policies and/or employee handbooks except as described in Section 4.11(d) of the Disclosure Schedule.
     (e) To the Company’s Knowledge, except as described in Section 4.11(e) of the Disclosure Schedule, no current employee or director of the Company is a party to, or is otherwise bound by, any nondisclosure, confidentiality, noncompetition, proprietary rights, employment, consulting or similar agreement, between such employee or director and any other Person or is otherwise obligated under any contract or agreement (including licenses, covenants or commitments of any nature), or subject to any Order of any court or other Governmental Authority that materially adversely affects or will affect the performance of his or her duties as an employee or director of the Company.
     Section 4.12 Real Property; Title to Assets.
     (a) The Company does not own any real property.
     (b) Section 4.12(b) of the Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company that involves consideration either in excess of $10,000 per calendar year or $50,000 in the aggregate for the remaining term of such lease or sublease (without renewal of such lease or sublease), and the location of such real property, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent and none of the Lease Documents has been modified or amended in any material respect. Each real property lease is valid, binding and in full force and effect. There is not under any of such leases any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default or event of default) by the Company or, to the Company’s Knowledge, by the other party to such lease or sublease.
     (c) The Company has good title to the assets reflected in the unaudited balance sheet of the Company as of November 30, 2009 or acquired after the date thereof (except assets sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens, except (i) statutory ad valorem and real estate Tax Liens not yet due or payable or the amount of which is being contested in good faith by appropriate proceedings, (ii) Liens under the Credit Agreements existing as of the date hereof and (iii) Permitted Liens. The Company is the lessee of all non-real property leasehold estates reflected in the unaudited balance sheet of the Company as of November 30, 2009 (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) and is in possession of the properties and assets purported to be leased thereunder, and each such lease is in full force and effect, is enforceable in accordance with its terms (subject to the

Equitable Exceptions), and is valid without default (including any event that with notice or lapse of time or both would become a default) thereunder by the Company or, to the Knowledge of the Company, the lessor. No written notice of default under any such lease has been received by the Company that has not been resolved.
     Section 4.13 Intellectual Property.
     (a) Section 4.13(a) of the Disclosure Schedule lists all Intellectual Property owned by the Company that are: (i) patents and patent applications; (ii) trademark, trade name and service mark registrations and applications; (iii) copyright registrations and applications; (iv) Internet domain registrations; or (v) proprietary software systems.
     (b) Section 4.13(b) of the Disclosure Schedule lists all Intellectual Property not owned by the Company, but which is licensed by the Company for use in the business (collectively, the “Licenses”). With respect to each License, neither the Company, nor to the Knowledge of the Company, any other party thereto, is in material breach or default thereof.
     (c) Except as disclosed on Section 4.13(c) of the Disclosure Schedule, the Company owns, or has a valid right to use, all Intellectual Property utilized in the operation of its business as currently conducted.
     (d) Except as disclosed on Section 4.13(d) of the Disclosure Schedule, (i) the operation of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (ii) the Company has not received a written notice that the conduct of its business infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party, and there is no Action pending or, to the Knowledge of the Company, threatened that alleges the same, and (iii) the Intellectual Property owned by the Company is validly filed, prosecuted and maintained, has not been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of the Company, is not being infringed, misappropriated or otherwise violated by any third party.
     (e) Except as disclosed on Section 4.13(e) of the Disclosure Schedule, to the Knowledge of the Company, the use and dissemination by the Company of data concerning its customers is in material compliance with all applicable privacy policies, terms of use, and Laws.
     Section 4.14 Taxes. Except as set forth on Section 4.14 of the Disclosure Schedule:
     (a) the Company has timely filed (or has had filed on its behalf) all Tax Returns required to be filed by it with the appropriate Governmental Authority, and has paid all Taxes due and payable by the Company or for which the Company otherwise is liable, whether or not shown on any Tax Return as due and payable, except such Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been provided in the relevant financial statements in accordance with GAAP;
     (b) all such Tax Returns are true, accurate and complete in all material respects;
     (c) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return;

     (d) the Company has previously delivered or made available to Parent true, accurate and complete copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to Taxes and (ii) all U.S. federal and state, local and foreign income Tax Returns and other material Tax Returns filed by or on behalf of the Company;
     (e) The unpaid Taxes of the Company as of November 30, 2009 (i) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited balance sheet of the Company as of November 30, 2009, and (ii) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with past custom and practice of the Company in filing its Tax Returns;
     (f) neither the IRS nor any other United States taxing authority or agency has asserted or, to the Knowledge of the Company, has threatened to assert against the Company, any deficiency or claim for any Taxes, whether or not in writing;
     (g) there are no pending or, to the Knowledge of the Company, threatened actions, investigations, suits, Governmental Authority proceedings or audits for the assessment or collection of Taxes against the Company;
     (h) the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;
     (i) the Company does not have any liability for any amount of Taxes of any Person other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract or otherwise;
     (j) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any transaction occurring in, or a change in accounting method made for, a taxable period ending on or before the Effective Time;
     (k) Section 4.14(k) of the Disclosure Schedule sets forth each jurisdiction in which the Company is or has been required to file Tax Returns or pay Taxes and each type of Tax required to be paid therein;
     (l) the Tax Returns of or with respect to the Company for all Tax periods ending prior to January 1, 2006 (i) have been examined and such Tax periods closed by the relevant taxing authority, and no adjustments to such Tax Returns were made, or (ii) have not been examined but the statute of limitations with respect to all such Tax Returns have expired;
     (m) no power of attorney has been executed by or on behalf of the Company with respect to any matters relating to Taxes that is currently in force;
     (n) no claim, whether asserted orally, in writing or otherwise, has ever been made by any Governmental Authority in a jurisdiction in which the Company does not (or did not) file Tax Returns that the Company is or may be (or was) subject to taxation in that jurisdiction;

     (o) there are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company. None of the assets of the Company is required to be treated for Tax purposes as being owned by any other Person;
     (p) (i) all Taxes required by Law to be withheld or collected by the Company have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority, (ii) the Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws and (iii) the Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which it otherwise would have been obligated to collect or withhold Taxes;
     (q) the Company is not a party to, is not bound by and has no obligation under any, Tax sharing, indemnity, allocation or similar contract. The Company has no contractual obligations to indemnify any other Person with respect to Taxes. No closing agreement pursuant to Section 7121 of the Code or any other agreement with any Governmental Authority has been entered into by or with respect to the Company. No Tax rulings have been received that would affect the amount of Taxes owed by the Company or any owner of any equity interest in the Company;
     (r) the Company has not (i) taken a position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of Tax under Section 6662 of the Code (or any similar provision of state or local Law), without regard to any disclosure in the related Tax Return, or (ii) the Company has not entered into or participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any analogous provision of state, foreign or local Tax Law;
     (s) the Company does not have a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business in a country other than the United States;
     (t) the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying, intending to qualify or purporting to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
     (u) the Company is not nor has it been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; and
     (v) other than any such limitations resulting from the Closing, there is currently no limitation on the utilization of tax attributes of the Company under Sections 269, 382,383, 384 or 1502 of the Code (or any similar provision of state, local or non-U.S. Law).

     Section 4.15 Environmental Matters. Except as disclosed on Section 4.15 of the Disclosure Schedule, (a) the Company has not violated and is not currently violating any Environmental Law; (b) the Company is not liable and is not aware of facts or circumstances that could reasonably be expected to result in liability for any contamination on real property owned by third parties by Hazardous Substances arranged for disposal or otherwise released by the Company on that real property; except, with respect to any such liability, to the extent that such matter has been resolved and fully satisfied with the appropriate foreign, federal, state or local Governmental Authority or otherwise; (c) the Company is not liable and is not aware of facts or circumstances that could reasonably be expected to result in liability under any Environmental Law (including pending or threatened Liens or other claims) except, with respect to any such liability, to the extent that such matter has been resolved and fully satisfied with the appropriate foreign, federal, state or local Governmental Authority or otherwise; (d) the Company has all material permits, licenses and other authorizations required under any Environmental Law; and (e) the Company has not exposed any Person or property to Hazardous Substances that has resulted or could reasonably be expected to result in liability under any Environmental Law.
     Section 4.16 Listed Contracts.
     (a) Except as disclosed on Section 4.16(a) of the Disclosure Schedule, (i) each of the Listed Contracts (as defined below) is valid, binding and in full force and effect and is enforceable against the Company, and to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to the Equitable Exceptions, (ii) the Company is not in default under any Listed Contract to which the Company is a party or by which it or any of its properties or assets are bound nor, to the Knowledge of the Company, is any other party thereto in default thereunder, (iii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default under any such Listed Contract by the Company or, to the Knowledge of the Company, any other party, (iv) no party to any such Listed Contract has given written notice to the Company of, or made a claim against the Company with respect to, any breach or default under any such Listed Contract, and (v) the Company has not received any written notice that any party to any Listed Contract intends to cancel or terminate such Listed Contract, to renegotiate such Listed Contract, or to exercise or not exercise any options thereunder, and, to the Knowledge of the Company, no such intent to cancel, terminate, renegotiate or exercise has been otherwise threatened. Section 4.16(a) of the Disclosure Schedule sets forth a correct and complete list of the following contracts and agreements (or, in each case, a written description of the material terms of any similar oral agreement or arrangement):
          (i) all contracts and agreements between the Company and its vendors or suppliers that (A) involved the payment by the Company of at least $40,000 during the 12-month period ended December 31, 2009, or (B) the Company expects to involve the payment by the Company of at least $40,000 during the 2010 calendar year;
          (ii) all contracts and agreements between the Company and its customers that (A) involved the payment to the Company of at least $50,000 during the 12-month period ended December 31, 2009, or (B) the Company expects to involve the payment to the Company of at least $50,000 during the 2010 calendar year;

          (iii) all contracts and agreements between the Company and its distributors;
          (iv) all contracts and agreements evidencing Indebtedness;
          (v) all partnership and joint venture contracts and agreements;
          (vi) all contracts and agreements that (A) limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time (except with respect to the use of information pursuant to any confidentiality or non-disclosure agreement), (B) require the Company to use any supplier or third party for all or substantially all of the Company’s requirements or needs, (C) limit or purport to limit the ability of the Company to solicit any employees, customers or clients of the other parties thereto, (D) require the Company to provide to the other parties thereto “most favored nations” pricing, (E) require the Company to market or co-market any products or services of a third party, or (F) any “take-or-pay” contract or other similar agreement or arrangement requiring the Company to make a minimum payment for goods or services from third party suppliers irrespective of usage;
          (vii) all contracts and agreements involving collective bargaining agreements and other labor agreements and all material written employment or consulting agreements;
          (viii) all contracts and agreements under which the Company is or may become obligated to pay any brokerage, finder’s or similar fees or expenses in connection with this Agreement or consummation of the transactions contemplated hereby;
          (ix) all contracts and agreements under which the Company licenses Intellectual Property owned;
          (x) all contracts and agreements with or for the benefit of any Stockholder or any Affiliate of any Stockholder (other than Option award agreements and employee benefit related documents);
          (xi) all contracts and agreements (other than contracts and agreements otherwise disclosed as a Listed Contract on Section 4.16(a) of the Disclosure Schedule) with or for the benefit of any current or former officer, director or employee of the Company;
          (xii) all contracts and agreements (other than contracts and agreements otherwise disclosed as a Listed Contract on Section 4.16(a) of the Disclosure Schedule) providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company;
          (xiii) all contracts and agreements (other than contracts and agreements otherwise disclosed as a Listed Contract on Section 4.16(a) of the Disclosure Schedule), whether or not made in the ordinary course of business, that involve an exchange of consideration with a value of more than $100,000 in the aggregate, on an annual basis, in each case determined by the consideration (A) paid or received by the Company under each such contract or agreement during the 12-month period ended December 31, 2009 or (B) the Company expects to be paid or received during the 2010 calendar year; and

          (xiv) all other contracts and agreements material to the operation of the Company’s business.
The contracts and agreements listed on Section 4.16(a) of the Disclosure Schedule, or required to be listed thereon, are referred to herein as the “Listed Contracts.”
     (b) The Company has furnished or made available to Parent a true, complete and correct copy of all written Listed Contracts, together with all amendments, waivers or other changes thereto, and has given a written description of all oral contracts included in the Listed Contracts, unless the terms of such Listed Contracts expressly prohibit such disclosure and in which case the Company has notified Parent regarding same.
     Section 4.17 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company, including amounts sufficient for compliance with all Laws and Listed Contracts. The Company has not received any notice of cancellation or termination with respect to any such insurance policy and each such insurance policy is in full force and effect. The Company has not received written notice that any insurer under any of the Company’s insurance policies is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or, to the Knowledge of the Company, indicated any intent to do so or not to renew any such policy. All material claims under the Company’s insurance policies have been filed in a timely fashion. To the Knowledge of the Company, the activities and operations of the Company and all other insured persons have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Company’s insurance policies.
     Section 4.18 Interested Party Transactions. To the Knowledge of the Company, no director, officer or other Affiliate of the Company has (i) an economic interest in any Person that furnishes or sells services or products that the Company furnishes or sells; (ii) an economic interest in any Person that purchases from, or sells or furnishes to, the Company any goods or services; (iii) a beneficial interest in any party (other than the Company) to any Listed Contract; or (iv) any contractual or other arrangement with the Company (excluding employment, director, management or consulting arrangements and compensation and benefit programs); provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this section.
     Section 4.19 Customers and Suppliers. As of the date of this Agreement, none of the customers or suppliers that are parties to the Listed Contracts set forth or required to be set forth under Sections 4.16(a)(i), (ii) or (iii) of the Disclosure Schedule has (i) cancelled or otherwise terminated any agreement or contract with the Company prior to the expiration of the contract term or (ii) to the Company’s Knowledge, as of the date of this Agreement, threatened or otherwise indicated its intention in writing, to cancel or otherwise terminate its relationship with the Company or to reduce substantially its purchase from or sale to the Company of any products, goods or services.

     Section 4.20 Brokers. No broker, finder or investment banker (other than William Blair & Company, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.
     Section 4.21 No Additional Representations. The Company acknowledges that neither Parent, Merger Sub nor any of their respective Affiliates has made and shall not be deemed to have made, nor has the Company or the Securityholder Agent relied on, any representation, warranty, covenant or agreement, express or implied, with respect to Parent or Merger Sub, their respective businesses or the transactions contemplated by this Agreement, other than those explicitly set forth herein.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:
     Section 5.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement.
     Section 5.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger in accordance with the terms and conditions hereof. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the OGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of the Equitable Exceptions.

     Section 5.03 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Merger by Parent and Merger Sub will not (i) conflict with or violate the certificate of incorporation or by-laws of Parent or the articles of incorporation or regulations of Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 5.03(b) have been obtained and that all filings and other actions described in Section 5.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.
     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act or state securities Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the OGCL, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.
     Section 5.04 Financing. As of the date of this Agreement, Parent has, and at all times between the date hereof through the Effective Time will have, sufficient cash on hand and/or available credit under its Credit Agreement with Bank of America as lead agent, to permit Merger Sub to consummate the Merger and pay in full the Common Merger Consideration, the Preferred Merger Consideration and the Option Merger Consideration due under this Agreement, and the lenders under such Credit Agreement have knowledge of the transactions contemplated by this Agreement. For the avoidance of doubt, Parent’s obligation under this Agreement to consummate the transactions contemplated hereby is not contingent upon or subject to the availability of funds under such Credit Agreement or the obtaining of any other financing by Parent or any of its Affiliates.
     Section 5.05 Litigation. There is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of their respective Affiliates that (i) has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or (ii) seeks to materially delay or prevent the consummation of the Merger or any of the transactions contemplated hereby.
     Section 5.06 Investigation; No Additional Representations; No Reliance, etc. Parent and Merger Sub acknowledge that none of the Company, any Shareholder, any Option Holder or any of their respective Affiliates have made and shall not be deemed to have made, nor have Parent and Merger Sub relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, the Company’s business or the transactions contemplated by this Agreement, other than those explicitly set forth herein. Each of Merger Sub and Parent covenants, acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and its business, (b) has been furnished with or given adequate access to such information about the Company and its business as it has requested, (c) to the extent it has deemed appropriate, has addressed in this Agreement any matters arising out of its investigation and the information provided to it, and (d) will not assert any claim against any Shareholder or Option Holder or any of their respective partners, directors, officers, employees, advisors, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing (other than the Company), or hold any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished or to be furnished by the Company or such Persons concerning the Company, the Company’s business, this Agreement or the transactions contemplated hereby; provided, however, that this Section 5.06 shall not (i) preclude Parent or Merger Sub from asserting claims pursuant to Section 9.02 or Article X, or (ii) constitute a waiver of any claims that Parent or Merger Sub may have in the case of fraud or knowing and intentional breach of this Agreement.
     Section 5.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.
ARTICLE VI.
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 6.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as required by Law, as otherwise expressly required by this Agreement or as set forth in the Disclosure Schedule, unless Parent shall otherwise agree in a prior writing (which agreement shall not be unreasonably withheld or delayed), the business of the Company shall be conducted in all material respects only in the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, and to preserve the current relationships of the Company with customers, suppliers, Company Employees and other Persons with which the Company has significant business relations. By way of example and not limitation, except as expressly set forth on Schedule 6.01, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

     (a) (i) amend or otherwise change its Articles or Regulations; (ii) adopt a plan of complete or partial liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization; (iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock of the Company (except for the issuance of Common Shares upon exercise of outstanding Options under the Company Stock Option Plans or upon conversion of the Preferred Shares or the buyout of Options under the Company Stock Option Plans); or (iv) sell, pledge, dispose of, encumber, or authorize the sale, pledge, disposition or encumbrance of, any assets of the Company, except (x) immaterial assets in the ordinary course of business and in a manner consistent with past practice or (y) assets held for resale, and disclosed as such to Parent in writing prior to the date of this Agreement;
     (b) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends required by the terms of the Preferred Shares;
     (c) (i) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock other than in connection with the exercise of Options (except for the buyout of Options under the Company Stock Option Plans); (ii) enter into any agreement with respect to the voting of any of the Company’s capital stock or other securities, or (iii) make any other change with respect to its capital structure;
     (d) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any business, corporation, partnership, other business organization or any division thereof; (ii) repurchase, repay, cancel or incur any Indebtedness or issue any debt securities or other Indebtedness, including assuming, guaranteeing or endorsing, or otherwise becoming responsible for, the obligations of any other Person, or make any loans or advances or grant any security interest in any of its assets, except for required repayments under the Credit Agreements and except for the incurrence of any indebtedness that does not exceed $100,000 individually or $750,000 in the aggregate and that arises in the ordinary course of business and is consistent with past practice; (iii) enter into any contract or agreement that requires the payment of more than $100,000 during the term of such contract or agreement other than contracts or agreements that are terminable pursuant to the terms of such contract upon not more than 90 days’ notice without penalty (it being agreed and understood that retroactive price increases permitted under the terms of such contract shall not be considered for purposes of determining the aggregate payments required under any such contract or agreement or constitute a penalty under any such contract or agreement); and (iv) authorize, or make any commitment with respect to, capital expenditures outside of the Company’s fiscal year 2010 capital expenditure budget, which has been previously provided to Parent, other than any individual capital expenditure not exceeding $100,000 or aggregate capital expenditures not exceeding $500,000;
     (e) (i) except for the payment of the 2009 Employee Bonuses and the Transaction Bonuses, or as required to comply with any Plan, written policy or agreement in effect on the date of this Agreement that has been previously disclosed in writing to Parent, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company who are not directors or officers of the Company, or (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with (other than employment offer letters which do not provide for severance on termination provisions), any director, officer or other employee of the Company, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;
     (f) change any of the accounting principles, policies or procedures used by it other than as required by GAAP or applicable Law;
     (g) make, revoke or change any express or deemed Tax election or method of Tax accounting, settle or compromise any liability with respect to Taxes; consent to any claim or assessment relating to Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing or similar agreement; file or cause to be filed any amended Tax Return; file or cause to be filed a material claim for refund of Taxes previously paid; grant any power of attorney with respect to Taxes; or consent to any extension or waiver of the statute of limitations for any claim or assessment with respect to Taxes;
     (h) subject to Section 6.01(d)(ii), pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;
     (i) amend or modify in any material respect or consent to the termination of any Listed Contract, or waive in any material respect any rights of the Company thereunder, other than waivers and amendments in the ordinary course of business and consistent with past practice;
     (j) settle any material Action;
     (k) sell, transfer, or grant any license or sublicense of, or execute any agreement with respect to, any right under or with respect to any Intellectual Property held by the Company or disclose any Intellectual Property held by the Company in the form of confidential information to any third party, except to customers in the ordinary course of business and consistent with past practice;
     (l) take any action or fail to take any action that would or would be reasonably expected to (A) prevent or materially delay the Company from performing its covenants hereunder or (B) cause or result in any closing condition not being satisfied (including taking or failing to take any action that would knowingly result in a breach of any representation, warranty or covenant of the Company contained in this Agreement); or
     (m) enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing.

     Section 6.02 No Control. The parties hereto acknowledge and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
ARTICLE VII.
ADDITIONAL AGREEMENTS
     Section 7.01 Shareholder Approvals. The Company shall either (a) duly call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable following the execution of this Agreement for the purpose of approving and adopting this Agreement or (b) obtain the Requisite Shareholder Approvals through an action of the Company’s shareholders, in writing without a meeting pursuant to the applicable provisions of the OGCL and the Regulations. The Company shall use its reasonable best efforts to obtain the Requisite Shareholder Approvals as promptly as reasonably practicable. The Company shall provide Parent with a copy of any notice or other materials to be sent to the Shareholders in connection with the Requisite Shareholder Approvals no less than one (1) Business Day prior to being sent to the Shareholders and consider any reasonable additions, deletions or changes Parent suggests in connection therewith.
     Section 7.02 Access to Information; Confidentiality; Financial Statements.
     (a) Except as prohibited by applicable Law and subject to any applicable privileges (including the attorney-client privilege), from the date hereof until the Effective Time, upon reasonable prior notice, the Company shall, and shall cause the officers, directors, employees, auditors and other agents of the Company to, afford the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company, and the Company shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Company.
     (b) All information obtained by Parent or Merger Sub pursuant to this Section 7.02 shall be kept confidential in accordance with the Confidentiality Agreement.
     (c) The Company and Parent shall cooperate to cause the timely and prompt commencement of an audit of the Company’s consolidated financial statements (including the notes thereto) for the year ended 2009.
     Section 7.03 No Solicitation of Transactions.
     (a) The Company shall, and shall direct and cause its directors, officers, employees, representatives and other agents to, immediately cease and terminate any discussions or negotiations with any Persons that may have been conducted heretofore with respect to a Competing Transaction. The Company agrees that neither it nor any of its directors, officers or employees will, and that it will instruct and cause its directors, officers, employees, advisors and other representatives and agents (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into or maintain or continue discussions or negotiations with any Person in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by or agent of the Company, to take any such action. The Company shall not release any third party from, or waive any provision of, any confidentiality agreement to which it is a party and the Company also agrees to promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such Person by or on behalf of the Company.
     (b) The Company Board shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval by the Company Board of this Agreement and the Merger or approve, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction.
     Section 7.04 Employee Benefits Matters.
     (a) Parent intends to cause the Surviving Corporation to continue to employ, as employees of the Surviving Corporation or its Subsidiaries, all Company Employees on an at-will basis at their current compensation levels as of the Effective Time (to the extent such compensation levels are set forth on Schedule 7.04(a)). Except as otherwise provided in Section 7.04, nothing contained herein shall require Parent or the Surviving Corporation to provide any specific form of benefit or inhibit Parent’s or the Surviving Corporation’s ability to amend any of the compensation or establish, amend or terminate any employee benefit plan or policy maintained by Parent or the Surviving Corporation following the Effective Time.
     (b) To the maximum extent permitted by applicable Law, Company Employees shall receive credit for service accrued prior to the Effective Time with the Company (“Pre-Closing Service”) for purposes of eligibility to participate, vesting and vacation entitlement (but not benefit accrual) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Subsidiaries (including the Surviving Corporation) that is extended to the Company Employees, to the same extent as such Company Employees were entitled before the Effective Time to credit for such service under any analogous Employee Plan. In addition, Parent and the Surviving Corporation shall use commercially reasonable efforts to cause to be waived any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and recognize, for purposes of annual deductible, co-payment and out-of-pocket limits under its medical and dental plans, deductible, co-payment and out-of-pocket expenses paid by employees of the Company in the respective plan year in which the Effective Time occurs; and provided, further, that all Pre-Closing Service shall be counted for purposes of determining the level of benefits under any vacation plan following the Effective Time established or maintained by Parent or any of its Subsidiaries (including the Surviving Corporation) that is extended to Company Employees and (ii) following the Effective Time, all Company Employees shall be entitled to continue to use all unused vacation time accrued as of the Effective Time in accordance with the terms of Parent’s vacation policy.
     (c) The Company shall pay to each of the Company Employees on or before the date for payment provided in the Company’s 2009 annual bonus compensation plan all accrued bonus compensation payable to such Company Employee with respect to the 2009 Employee Bonuses. If such bonus payments have not been paid by the Company prior to the Effective Time, they shall be paid by the Surviving Corporation on or before the date for payment provided in the Company’s 2009 annual bonus compensation plan.
     (d) The Company and certain current employees of the Company are parties to the Change in Control Agreements described in Section 7.04(d) of the Disclosure Schedule (the “Change in Control Agreements”). From and after the Effective Time, Parent will and will cause the Surviving Corporation (and its successors and assigns) to honor the Change in Control Agreements in accordance with their terms.
     Section 7.05 Directors’ and Officers’ Indemnification and Insurance.
     (a) The articles of incorporation and regulations of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than those set forth in the Company’s Articles and Regulations in effect on the date hereof, which provisions, to the fullest extent permitted by Law, shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company.
     (b) Parent shall cause the Surviving Corporation to maintain in effect for six (6) years from the Effective Time directors’ and officers’ liability insurance covering those persons who are currently covered on the date of this Agreement by the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters existing or occurring prior to the Effective Time (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not, in the aggregate, less favorable to any beneficiary thereof; provided, further, that (i) Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the “Maximum Premium”); and (ii) if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, Parent, in its sole discretion, may elect, by giving written notice to the Company at least five Business Days prior to the Effective Time, in lieu of the foregoing insurance, for the Company to purchase, effective as of the Effective Time, a directors’ and officers’ liability insurance “tail”

insurance program for a period of six (6) years after the Effective Time with respect to matters existing or occurring prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount at least equal to the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and shall be no less advantageous on the whole to such existing coverage, or such insurance to the extent such premiums do not exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance); and in such event, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.05(b) for so long as such “tail” policy shall be maintained in full force and effect. The Company represents to Parent that the Maximum Premium is as set forth in Schedule 7.05(b). Nothing contained in this Section 7.05(b) or otherwise in this Agreement is intended to or shall relieve any of the Company’s existing insurance carriers from any obligations that such carriers now have or may in the future have relating to the Company and any of its officers and directors.
     (c) In addition to the other rights provided for in this Section 7.05, and not in limitation thereof, the Surviving Corporation, Parent and the Company agree that all individual indemnity agreements between the Company and any persons who, at or prior to the Effective Time, were officers or directors of the Company or served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as in effect on the date hereof, copies of which have been provided to Parent prior to the date hereof, shall survive the Effective Time and continue in full force and effect in accordance with their terms.
     (d) The provisions of this Section 7.05 will survive the Effective Time and are intended for the benefit of, and will be enforceable by, each Indemnitee and his or her heirs and representatives. Parent will pay or cause to be paid all expenses, including reasonable fees and expenses of legal counsel, that an Indemnitee may incur in enforcing the indemnity and other obligations provided for in this Section 7.05.
     (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume their respective obligations set forth in this Section 7.05.
     (f) For the avoidance of doubt, any payments made by the Surviving Corporation pursuant to this Section 7.05, including any indemnification obligations arising from the directors’ actions in connection with approving the terms of this Agreement and the Escrow Agreement, shall be Losses to the extent the Surviving Corporation’s indemnification obligations are the result of or arise from matters subject to indemnification under Article X.
     Section 7.06 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, as applicable, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder and (c) as to the Company, any other material development relating to it; provided, however, that a failure to timely comply with this Section 7.06 will not constitute the failure of any condition set forth in Article VIII or Article IX to be satisfied unless the underlying event would independently result in the failure of a condition set forth in Article VIII or Article IX to be satisfied. The delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect any remedies available to the party receiving such notice.
     Section 7.07 Further Action; Reasonable Efforts.
     (a) Upon the terms and subject to the conditions of this Agreement (i) each of the parties hereto shall make promptly its respective filings under the HSR Act with respect to the Merger, and (ii) (y) the Company shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to satisfy the conditions set forth in Sections 8.01 and 8.03 as promptly as practicable, and (z) Parent shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to satisfy the conditions set forth in Sections 8.01 and 8.02, as promptly as practicable, including, in each case, using commercially reasonable efforts to promptly obtain all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Authorities as are necessary for the consummation of the Merger.
     (b) Without limiting the generality of the foregoing, each of the Company and Parent shall, in no event later than five (5) Business Days following the date hereof, file with the FTC and the DOJ the notification and report form pursuant to the HSR Act (“HSR Filing”) required for the transactions contemplated hereby. Each party’s HSR Filing shall comply in all respects with the requirements of the HSR Act and other applicable Laws, and the Company and Parent shall request early termination of the waiting period required by the HSR Act. Each of the Company and Parent shall, as promptly as practicable, provide to the FTC, DOJ and each and every federal, state, local or foreign Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition laws all non-privileged information and documents requested by such Governmental Authority or that are reasonably necessary or advisable to permit consummation of the transactions contemplated hereby. Subject to applicable Law, each of the Company and Parent shall inform the other promptly of any communication made by or on behalf of such party to (including permitting the other party to review such communication in advance), or received from, any Governmental Authority relating to this Agreement or the transactions contemplated hereby and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable to permit consummation of the transactions under applicable Law. Subject to applicable Law, each party shall furnish the other party with copies of all substantive or otherwise material correspondence, filings, and written communications between such party and its Affiliates or their respective representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided that the parties shall not have an obligation to exchange any information that constitutes “business secrets,” including Item 4(c) attachments to the notification form required by the HSR Act. Neither the Company nor Parent or Merger Sub shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to this Agreement or the transactions contemplated hereby unless it consults with the other parties in advance, and to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat. The Company and Parent shall promptly notify the other party of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority relating to this Agreement or the transactions contemplated hereby. Payment for the filing fee for the HSR Filing shall be divided equally between Parent and the Company.
     (c) Parent agrees to use commercially reasonable efforts to avoid, resolve or eliminate each and every objection raised by the FTC, DOJ or any state antitrust Governmental Authority to the Merger asserted, or suit challenging the Merger instituted, or other impediment to the Merger under any antitrust or competition Law, so as to enable the parties to consummate the Merger as promptly as practicable. The Company agrees to use commercially reasonable efforts to cooperate with and assist Parent with respect to the foregoing, to the extent requested by Parent.
     (d) For purposes of this Section 7.07, “commercially reasonable efforts” shall not require Parent to commit to or effect, by consent decree, hold separate orders or otherwise, (i) the sale, divestiture or disposition of any of its or its Affiliates’ assets or operations or the assets or operations to be acquired by it pursuant to the Merger, or (ii) any limitation or restriction on Parent’s freedom of action with respect to, or its ability to consolidate and control, any of its or its Affiliates’ assets or operations or the assets or operations to be acquired by it pursuant to the Merger.
     (e) None of the parties hereto shall, or shall permit their respective Subsidiaries to, consummate another transaction or enter into an agreement with respect to another transaction or take any other action if the intent or reasonably likely anticipated consequence of such transaction or action is, or would be, to cause any Governmental Authority to delay or not grant approval of, or to take legal action to seek to prevent, the consummation, in whole or in part, of the transactions contemplated by this Agreement.
     (f) Parent’s and the Company’s obligations under this Section 7.07 shall include the obligation to use their respective commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the consummation of the Merger or the other transactions contemplated hereby, including using their respective commercially reasonable efforts to seek to have any stay or other injunctive relief which, if entered, would prohibit or materially delay or impair the consummation of the transactions contemplated by this Agreement entered by any court or other Governmental Authority reversed on appeal or vacated.
     (g) Without limiting the foregoing, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain all consents or approvals required by it from third parties other than Governmental Authorities in order to consummate the transactions contemplated hereby as promptly as practicable, on terms that are not materially burdensome to the Surviving Corporation.
     Section 7.08 Obligations of Merger Sub. Parent shall take all commercially reasonable action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent unconditionally guarantees the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of their respective obligations under this Agreement, including the payment of the Common Merger Consideration, the Preferred Merger Consideration and the Option Merger Consideration, and shall be jointly and severally liable with Merger Sub and the Surviving Corporation for any breach of any covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.
     Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, (i) prior to the Effective Time, each of Parent on the one hand, and the Company, on the other hand, shall use commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, and (ii) for the period beginning on the Effective Time and ending nine (9) months thereafter, each of Parent on the one hand, and the Securityholder Agent, on the other hand, shall use commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to the Securityholders, in their capacity as such (other than (A) with respect to information set forth in this Agreement or (B) in response to a public statement made by a Securityholder), except (in the case of clauses (i) and (ii) above) to the extent disclosure is legally required (including the requirements and rules of any stock exchange on which the common stock of Parent is traded), in which case the Company (or the Securityholder Agent, as applicable) and Parent shall consult with each other, and use commercially reasonable efforts to agree upon the text prior to any such disclosure, to the extent reasonably feasible under the circumstances. In addition, Parent may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.09.
     Section 7.10 Tax Matters
     (a) Books and Records. Parent agrees to use commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations applicable to such taxable periods, and to abide by all record retention agreements entered into with any taxing authority.
     (b) Filing of Tax Returns; Payment of Taxes.
          (i) The Company shall timely file all Tax Returns required to be filed by it on or prior to the date of the Closing and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice. The Company shall provide Parent with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for Parent’s review and approval. The Company and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Company and Parent are unable to resolve any dispute with respect to such Tax Returns at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.10(e), which resolution shall be binding on the Securityholders.
          (ii) Following the Closing, Parent shall cause to be timely filed all Tax Returns required to be filed by the Company after the date of the Closing and, subject to the rights to payment from the Securityholders under Section 7.10(b)(iii), pay or cause to be paid all Taxes shown due thereon. Unless required by applicable Tax Laws or Governmental Authority, Parent agrees that it will not accelerate (or permit to be accelerated) the payment of any Tax into any taxable period ending on or prior to Closing or into the portion of any Straddle Period ending on the date of the Closing or amend (or permit to be amended) any Tax Returns for taxable periods ending on or prior to Closing or for the portion of any Straddle Period ending on the date of the Closing to increase the amount of Taxes due from the Company thereon or which would otherwise adversely affect the Securityholders, and if Parent does so, the Securityholders and the Company shall have no obligation or liability therefor. As to any Tax Returns for which Parent may have claims for indemnification of Taxes under Section 10.02, Parent shall provide the Securityholder Agent with copies of all such Tax Returns at least 20 days prior to the due date for filing thereof (taking into account extensions thereof), along with supporting workpapers, for the Securityholder Agent’s review and approval. The Securityholder Agent and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Securityholder Agent and Parent are unable to resolve any dispute with respect to such Tax Returns at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.10(e), which resolution shall be binding on the parties.
          (iii) Parent and the Company shall report all transactions not in the ordinary course of business occurring on the date of the Closing but after the Effective Time on Parent’s federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).
          (iv) Not later than ten days prior to the due date for the payment of Taxes on any Tax Returns that Parent has the responsibility to cause to be filed pursuant to Section 7.10(b)(ii), Parent shall be entitled to receive out of the Escrow Fund, the amount of Taxes, as reasonably determined by Parent, owed by the Securityholders pursuant to the provisions of Section 10.02. Notwithstanding the foregoing, Parent shall not be entitled to payment from the Escrow Fund prior to the time of payment for any Taxes if Parent or Surviving Corporation fails to provide such Tax Returns to the Securityholder Agent for review and approval pursuant to Section 7.10(b)(ii), but only to the extent that the Securityholders are materially prejudiced thereby, or if the Securityholder Agent is disputing the right of Parent to such indemnification pursuant to Section 7.10(e).
     (c) Straddle Period Tax Allocation. The Company will, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the date of the Closing. If applicable Law does not permit the Company to close its taxable year on the date of the Closing or in any case in which a Tax is assessed with respect to a taxable period that includes the date of the Closing (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Securityholders for the period up to and including the close of business on the date of the Closing, and (ii) to Parent for the period subsequent to the date of the Closing. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of business on the date of the Closing, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the date of the Closing and the period after the date of the Closing in proportion to the number of days in each such period. Any Tax Returns including any Straddle Period shall be provided by Parent to the Securityholder Agent at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for the Securityholder Agent’s review and approval. The Securityholder Agent and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Securityholder Agent and Parent are unable to resolve any dispute with respect to such Tax Returns at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.10(e), which resolution shall be binding on the parties.
     (d) Transfer Taxes. Each Securityholders shall be liable for and shall pay (and shall indemnify and hold harmless Parent against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any Governmental Authority, including any interest and penalties, in connection with the transactions contemplated by this Agreement as they relate to such Securityholder.
     (e) Disputes. Any dispute as to any matter covered hereby shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by the parties and will be deducted from the Securityholders’ Fund, on the one hand, and paid directly by Parent on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return deems correct. If the dispute is subsequently resolved and the original Tax Return is determined to have been incorrectly filed, the party responsible for filing such Tax Return shall file an amended Tax Return reflecting the resolution of the dispute.
     (f) Refunds for Pre-Closing Periods. The Surviving Corporation will promptly distribute or cause to be distributed to each Securityholder such Securityholder’s Pro Rata Share of any refunds for Taxes (i) received by the Surviving Corporation after the Effective Time and prior to the date all amounts in the Escrow Fund are paid or distributed pursuant to this Agreement and the Escrow Agreement, and (ii) relating to any period prior to Closing or the portion of any Straddle Period ending on the date of Closing; provided, that no distribution shall be required to the extent any such refund is included as a Current Asset in the Closing Net Working Capital Statement.
     Section 7.11 Payoff Letters. The Company shall (i) at least five (5) Business Days prior to the date of the Closing, obtain and provide to Parent a payoff letter for all outstanding Indebtedness under that certain Business Loan Agreement dated as of April 2, 2009, between the

Company, as borrower, and Chase Bank, N.A., as lender, and (ii) use commercially reasonable efforts to obtain and provide to Parent, at least five (5) Business Days prior to the date of the Closing, a payoff letter for the Loan Agreement dated as of February 15, 2008, between the Company, as borrower, and The Director of Development of the State of Ohio, as lender (together, the “Payoff Letters”), in each case, including related documentation, including any applicable per diem amounts and any penalty interest, prepayment penalties, exit fees or other penalties due as a result of the repayment of such Indebtedness at the Closing (the “Payoff Amounts”); provided, that if Parent provides the Company with notice at least seven (7) Business Days prior to the date of the Closing of Parent’s intent to keep the Loan Agreement described in clause (ii) above in effect after the Closing, then the Company shall not be required to seek or obtain a Payoff Letter regarding such Loan Agreement and shall instead obtain the consent required under such Loan Agreement as contemplated by Schedule 8.03(f) or, if such consent cannot be obtained prior to the Closing, notwithstanding the Company’s commercially reasonable efforts to obtain such consent within such period, retire all Indebtedness under such Loan Agreement. The Company shall use its commercially reasonable efforts to cause Chase Bank, N.A. and The Director of Development of the State of Ohio, as applicable, or their successors, to keep the Payoff Letters in full force and effect until the Closing and to release any Liens related to such Indebtedness as of the Closing.
ARTICLE VIII.
CONDITIONS TO THE MERGER
     Section 8.01 Conditions to the Obligations of Parent, Merger Sub and the Company.
     The obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
     (a) Shareholder Approval. This Agreement shall have been approved by the Requisite Shareholder Approvals in accordance with the OGCL and the Company’s Articles.
     (b) Antitrust Waiting Period. Any waiting period (and any extension thereof), applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
     (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (including any temporary restraining order or preliminary injunction) that is then in effect and has the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger.
     Section 8.02 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. (i) (x) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is not qualified as to “materiality” (other than the representation and warranty contained in Section 5.05 of this Agreement) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent that such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date; and (y) each of the representations and warranties of Parent and Merger Sub that is qualified as to “materiality” shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, except in the case of either clause (x) or (y), where any failure of such representations and warranties to be true and correct would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their obligations in all material respects under this Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by Parent and Merger Sub on or before the Effective Time shall have been complied with in all material respects; and (iii) the Company shall have received a certificate from a duly authorized officer of Parent and Merger Sub to the foregoing effect.
     Section 8.03 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. (i) (x) Each of the representations and warranties of the Company contained in this Agreement that is qualified by reference to “materiality” or Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be so true and correct as of such other date; and (y) each of the representations and warranties of the Company that is not qualified by reference to “materiality” or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except, to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be so true and correct as of such other date, except in the case of either clause (x) or (y) where any failure of such representations and warranties to be true and correct either individually or in the aggregate has not and is not reasonably likely to have a Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by the Company at or before the Effective Time shall have been complied with in all material respects; and (iii) Parent shall have received a certificate from a duly authorized officer of the Company to the foregoing effect.
     (b) Dissenting Shares. A demand for fair value of the Shares under Section 1701.85 of the OGCL shall not have been perfected, asserted or demanded with respect to more than five percent (5%) of the aggregate number of Shares.
     (c) Escrow Agreement. The Company and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement in substantially the form attached hereto as Annex B (the “Escrow Agreement”).
     (d) Material Adverse Effect. No Material Adverse Effect shall have occurred; provided that a Material Adverse Effect shall be deemed to have occurred if: (i) more than 3 of the 11 Company Employees listed on Schedule 8.03(d), or (ii) more than 10% of the Company Employees as of the date of this Agreement not listed on such schedule, are not continuing their employment with (or have given notice that they do not intend to continue their employment with) the Surviving Corporation after the date of the Closing.
     (e) Certain Agreements. Prior to entry into this Agreement, David R. Scholl, Ph.D. shall have executed and delivered to Parent the Employment Agreement, and such agreement shall be in full force and effect, effective as of the Effective Time.
     (f) Consents. All Consents listed on Schedule 8.03(f) shall have been obtained by the Company, on terms that are not materially burdensome to the Surviving Corporation or Parent, shall be in full force and effect and shall have been delivered to Parent.
     (g) No Injunctions or Regulatory Proceedings. There shall be no Action of any nature pending by or before any Governmental Authority, and no injunction or other Order or Law shall be in effect; nor shall there be any Law or Order enacted, entered enforced or deemed applicable (A) requiring Parent to hold separate the assets of Parent, or any of its Subsidiaries (including the Surviving Corporation), (B) restricting Parent from exercising full voting rights with respect to its shares of capital stock of the Surviving Corporation or (C) that would permit consummation of the Merger only if certain sales, licenses or divestitures were made or if Parent were to agree to material limitations on the business activities or operations of any of it or its Subsidiaries (including the Surviving Corporation), or (D) requiring Parent to incur any material Losses in connection therewith.
     (h) FIRPTA Certificate. The Company shall have delivered to Parent (i) a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that the Shares do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form of Annex C hereto, along with written authorization for Parent to deliver to the IRS on behalf of the Company upon the Closing.
ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER
     Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
     (a) By mutual written consent of each of Parent and the Company;
     (b) By either Parent or the Company if the Effective Time shall not have occurred on or before March 31, 2010 (the “Outside Date”); provided that such Outside Date may be extended until May 15, 2010, by written notice from either Parent or the Company to the other if all of the conditions to Closing set forth in Article VIII (other than conditions with respect to actions the respective parties will take at the Closing itself) have been satisfied or waived as of the Outside Date, except that (i) all applicable waiting periods under the HSR Act have not expired or been terminated or (ii) an Order (whether preliminary or permanent) has been entered by a Governmental Authority which had the effect of enjoining the consummation of the Merger (other than a final and nonappealable Order) or (iii) the consent set forth on Schedule 8.03(f)(i)

shall not have been received by the parties; provided that the right to extend the Outside Date or terminate this Agreement under this Section 9.01(b) shall not be available to (A) Parent if its or Merger Sub’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (B) the Company if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
     (c) By either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order prohibiting consummation of the Merger, and, in the case of an Order, such Order shall have become final and nonappealable;
     (d) By Parent, in the event of a breach by the Company of any representation, warranty or covenant that would cause any condition contained in Sections 8.01 or 8.03 not to be satisfied, which breach, if capable of cure, shall not have been cured within ten Business Days of receipt by the Company of written notice from Parent specifying such breach;
     (e) By the Company, in the event of a breach by Parent or Merger Sub of any representation, warranty or covenant that would cause any condition contained in Sections 8.01 or 8.02 not to be satisfied, which breach, if capable of cure, shall not have been cured within ten Business Days of receipt by Parent or Merger Sub, as applicable, of written notice from the Company specifying such breach;
     (f) By Parent if any of the conditions contained in Sections 8.01 or 8.03 (other than a breach by the Company as addressed in Section 9.01(d)) shall have become incapable of fulfillment as of the Effective Time; provided that the right of Parent to terminate this Agreement under this Section 9.01(f) shall not be available to Parent if its or Merger Sub’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such condition to be capable of fulfillment;
     (g) By the Company if any of the conditions contained in Sections 8.01 or 8.02 (other than a breach by Parent or Merger Sub as addressed in Section 9.01(e)) shall have become incapable of fulfillment as of the Effective Time; provided that the right of the Company to terminate this Agreement under this Section 9.01(g) shall not be available to the Company if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such condition to be capable of fulfillment; or
     (h) By the Company or Parent if the Requisite Shareholder Approvals are not obtained by January 31, 2010.
     Section 9.02 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company pursuant to Section 9.01, this Agreement shall forthwith be terminated, and there shall be no further liability on the part of any party hereto or their respective officers, directors, employees, agents, advisors or other representatives (including claims for breach of contract, tort or other theory), except that (a) Section 7.02(b), this Section 9.02 and Article XI shall survive termination and (b) nothing herein shall relieve any party from liability or damages arising out of any fraud or intentional or willful breach of this Agreement prior to such termination.
     Section 9.03 Amendment and Waiver. Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived (i) prior to the Effective Time by the parties hereto, by action taken by or authorized by their respective Board of Directors, if and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective and (ii) after the Effective Time, by Parent and the Securityholder Agent if and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and the Securityholder Agent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after the Requisite Shareholder Approvals are obtained, no such amendment shall be made without approval of the Company’s Shareholders except as allowed under applicable Law. Any waiver of any term shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.
ARTICLE X.
SURVIVAL, INDEMNIFICATION AND ESCROW
     Section 10.01 Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or instrument delivered pursuant hereto shall not terminate at the Effective Time or merge into the Closing, and shall continue for a period ending eighteen (18) months after the date of the Closing (the “Expiration Date”), except for Section 3.04, Section 7.05 and those other covenants or obligations that by their terms apply or are to be performed in whole or in part after the Expiration Date, which covenants or obligations shall continue for the periods set forth therein. Nothing herein shall limit, or be deemed to limit, the rights of Parent or the Surviving Corporation against any Securityholder arising under any other agreement that such Securityholder has with Parent or the Surviving Corporation, including the Support Agreements and the Employment Agreement.
     Section 10.02 Indemnification and Escrow Arrangements.
     (a) Escrow Fund and Indemnification. Subject to the terms and conditions set forth herein, by approval and adoption of this Agreement, each of the Securityholders agrees to indemnify Parent and hold Parent harmless for an aggregate amount not to exceed such Securityholder’s Pro Rata Share of the Escrow Fund for claims, losses, liabilities, damages, deficiencies, costs and expenses, including Taxes, reasonable attorneys’ fees and expenses, and expenses of investigation and defense (calculated after deduction for insurance proceeds and any other amounts recovered therefor) incurred by Parent or the Surviving Corporation as a result of or arising out of:
     (i) any inaccuracy or breach of a representation or warranty of the Company contained herein or in any instrument delivered pursuant to this Agreement;
     (ii) any failure by the Company to perform or comply with any covenant contained herein prior to the Effective Time;

     (iii) any payment or payments ordered to be made by a court of competent jurisdiction (or agreed upon in settlement in lieu thereof, subject to the prior written consent of the Securityholder Agent, which consent shall not be unreasonably withheld, delayed or conditioned) in respect of any Dissenting Shares in excess of the consideration that would have been payable (or Parent reasonably expects to be paid) in respect of such Shares if they were not Dissenting Shares in accordance with this Agreement, and any other reasonable out-of-pocket costs or expenses incurred by Parent or the Surviving Corporation in respect of any claims relating to Dissenting Shares;
     (iv) any claim made by any Person that such Person is or was entitled (by contract or otherwise) to receive any amount or property in such Person’s capacity (or asserted capacity) as a holder of capital stock or other equity interests in the Company or similar synthetic or contractual interests in excess of the consideration to be received by such Person pursuant to this Agreement, other than any claim described in clause (iii) above; and
     (v) any Unpaid Taxes of the Company (A) for any taxable period ending on or before the date of the Closing, and (B) for the portion of any Straddle Period ending on the date of the Closing (determined as provided in Section 7.10(c)); provided, however there shall be no obligation to indemnify Parent for any Unpaid Taxes resulting from any transaction engaged in by the Company not in the ordinary course of business occurring on the date of the Closing but after the Effective Time.
Such claims, losses, liabilities, damages, deficiencies, costs and expenses are referred to herein individually as a “Loss” and collectively as “Losses.” For the avoidance of doubt, the concept of “indemnity” as used in this Article X is intended to include, among others, claims between or among the parties to this Agreement and not involving any other Person, as well as third-party claims. The right to indemnification of Parent and the Surviving Corporation based upon the Company’s representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) by Parent at any time, whether before or after the execution and delivery of this Agreement or the Effective Time. The adoption and approval of this Agreement by the Company’s Shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the appointment of the Securityholder Agent.
     The Escrow Fund shall be available to compensate Parent and the Surviving Corporation for any Losses. The indemnity obligations of the Securityholders shall be limited to the Escrow Fund and no Securityholder shall be liable to Parent, Merger Sub or the Surviving Corporation under this Agreement for any indemnity amount other than its proportionate share of the Escrow Fund from the Escrow Fund. After the Effective Time, the right of Parent and the Surviving Corporation to assert indemnification claims and receive indemnification payments from the Escrow Fund pursuant to this Article X shall be the sole and exclusive right and remedy exercisable by such parties with respect to any inaccuracy or breach in any representation, warranty, or covenant contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Support Agreements, the Non-Solicit Agreement and the Employment Agreement) or in connection with the transactions contemplated hereby, except in the case of fraud or knowing and intentional breach of this Agreement (the remedies for which are outside and separate from the scope of these indemnification provisions). Parent may not receive any amounts from the Escrow Fund for Losses arising under Section 10.02(a)(i) or (ii) unless and until Officer’s Certificates (as defined in paragraph (e) below) identifying cumulative Losses arising under Section 10.02(a)(i) or (ii) in an amount exceeding $750,000 (the “Basket Amount”) have been delivered to the Escrow Agent as provided in paragraph (e), subject to the right of the Securityholder Agent to object; and in such case, Parent may recover from the Escrow Fund the entire amount of such cumulative Losses, including the Basket Amount. Unless and until such cumulative Losses exceed the Basket Amount, Parent may not recover any amounts from the Escrow Fund for Losses arising under Section 10.02(a)(i) or (ii), provided that, with respect to Losses arising from a breach of any of the Company’s representations and warranties set forth in Sections 4.03, 4.04, 4.05(a)(i), 4.14 and 4.20, the Basket Amount shall be inapplicable and, subject to the other terms and conditions of this Article X, Parent and the Surviving Corporation shall be indemnified for the first dollar of Losses arising thereunder. For the purpose of quantifying a Loss under this Article X only (but not for determining whether any representation or warranty has been breached or is inaccurate), any representation or warranty of the Company that is qualified in scope as to materiality (including a Material Adverse Effect) shall be deemed to be made or given without such qualifications. There shall be no right of contribution for any Securityholder from the Surviving Corporation or Parent with respect to any Loss claimed by Surviving Corporation or Parent, and in no event shall any Securityholder be entitled to require that any claim be first made or brought against any other Person, including the Surviving Corporation. No limit on indemnification in this Section 10.02 shall limit, or be deemed to limit, the rights of Parent or the Surviving Corporation against any Securityholder arising (i) under the letter of transmittal delivered by such Stockholder or the other documents delivered by such Securityholder pursuant to Section 3.04 or (ii) under any other agreement that such Securityholder has with Parent or the Surviving Corporation, including the Support Agreements, the Support Agreement and the Employment Agreement.
     For the avoidance of doubt, in the event that any Securityholder asserts a claim against Parent or the Surviving Corporation or the former officers or directors of the Company alleging that such Securityholder was entitled to receive, in respect of such Securityholder’s Shares or Options, an amount of the Merger Consideration or Option Merger Consideration that is greater than the amount of Merger Consideration or Option Merger Consideration received or to be received by such Securityholder under the terms of the Merger Agreement and/or the Escrow Agreement, as a result of a payment that was consistent with the terms of Article III of this Agreement and the Escrow Agreement, then nothing in the Merger Agreement shall prevent or be deemed to limit the ability of Parent or the Surviving Corporation to bring a corresponding action against those Securityholders that such claim alleges have received Merger Consideration or Option Merger Consideration in excess of that to which they are entitled, and to assert as damages against such Securityholders, all losses of Parent or the Surviving Corporation (including reasonable attorney’s fees) resulting from such claim, including seeking equitable contribution on the basis of unjust enrichment or other equitable relief.
     Parent shall use commercially reasonable efforts to mitigate all Losses indemnifiable under this Article X. For purposes of the determination of whether such efforts are commercially reasonable, such determination shall be made without regard to Parent’s indemnification rights hereunder.

     (b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Eastern Time, on the Expiration Date (the “Escrow Period”); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary, in the reasonable judgment of Parent and subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 10.02(g) hereof, to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the termination of the Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow Period. As soon as any such Loss has been resolved, the Escrow Agent shall deliver to the Securityholders the remaining portion of the Escrow Fund not required to satisfy any other such unresolved Loss. Deliveries of amounts from the Escrow Fund to the Securityholders pursuant to this Section 10.02(b) shall be made in their respective Pro Rata Share of the amount being distributed from the Escrow Fund, provided that Parent may elect, in its discretion, to pay all Option Holders directly.
     (c) Securityholder Agent of the Securityholders; Power of Attorney. In the event that this Agreement is approved and adopted by the Company’s shareholders, effective upon such consent, and without further act of any Shareholder or Option Holder, David R. Scholl, Ph.D., shall be appointed as the Securityholder Agent for each Securityholder, for and on behalf of all Securityholders, to give and receive notices and communications, to authorize delivery to Parent of amounts from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. In the event that David R. Scholl, Ph.D. resigns as Securityholder Agent or otherwise ceases or is unable to serve in that capacity, Summit Accelerator Fund, L.P shall be automatically appointed as Securityholder Agent. The Securityholder Agent may be changed by the Securityholders from time to time upon not less than 30 days’ prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a majority interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Securityholders.
     (d) Protection of Escrow Fund. The Escrow Agent shall hold and invest the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement.
     (e) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before 5:00 p.m. Eastern Time on the Expiration Date of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has incurred, paid or properly accrued or reasonably anticipates that it will have to incur, pay or accrue Losses, and (B) specifying in reasonable detail the individual Losses included in the amount so stated, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or breach of covenant or other claim to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from the Securityholder Agent in accordance with Section 10.02(f), the Escrow Agent shall, subject to the provisions of Section 10.02(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, an amount equal to such Losses. If any Losses cannot be quantified with specificity at the time of sending the Officer’s Certificate, Parent shall deliver a supplement to such Officer’s Certificate as soon as practicable after such amount is or can be determined (and such supplement shall be deemed delivered as of the date of the original Officer’s Certificate relating to such claim).
     (f) Objections to Claims. At the time of delivery of any Officer’s Certificate (or supplement thereto) to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of 30 days after such delivery, the Escrow Agent shall make no delivery to Parent of any amounts from the Escrow Fund pursuant to Section 10.02(e) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such 30 day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with Section 10.02(e) hereof, provided that no such payment or delivery may be made on such claim if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such 30-day period.
     (g) Resolution of Conflicts; Arbitration.
          (i) In case the Securityholder Agent shall object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims in the Officer’s Certificate. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the specified amount from the Escrow Fund in accordance with the terms thereof.
          (ii) If no such agreement can be reached after good faith negotiation or the parties fail to reach agreement within fifteen (15) days of the date of an objection to the Officer’s Certificate, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Any matter submitted to arbitration pursuant to this Section 10.02 of this Agreement shall be conducted by JAMS before a single arbitrator in accordance with the then-current JAMS Comprehensive Arbitration Rules and Procedures, or, if applicable, the Streamlined Arbitration Rules and Procedures, as applicable. The arbitration shall take place in Dover, Delaware, before a sole arbitrator; provided, however, if the claim exceeds $500,000, exclusive of interest and attorneys’ fees and other fees and costs, the dispute shall be heard and determined by three arbitrators as provided herein. In the event that the arbitration is to be conducted by three arbitrators, Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. In all cases, each arbitrator shall be independent, be a retired or former district court or appellate court judge of any United States District Court or United States Court of Appeals, and have at least ten years relevant experience.

The arbitration shall be conducted within a reasonable, limited time frame and designed to minimize the scope, cost and time for discovery while allowing the parties a reasonable opportunity to discover relevant information from the opposing parties about the subject matter of the dispute. The decision of a majority of the three arbitrators in the case of three arbitrators or the sole arbitrator, as applicable, as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement and the Securityholders, and notwithstanding anything in Section 10.02(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). As to any disputed claim, the arbitrator(s) shall not award less than any amount of Losses conceded by the Securityholder Agent as being properly payable from the Escrow Fund nor any amount in excess of the total Losses sought by Parent in the proceeding, exclusive of interest, fees and costs as applicable (which may be awarded to Parent in addition to the total Losses sought by Parent in the proceeding), and shall in no event award punitive or exemplary damages.
          (iii) Judgment upon any award rendered by the arbitrator(s) pursuant to this Section 10.02 may be entered in any court having jurisdiction.
          (iv) The prevailing party in any arbitration under this Section 10.02 shall be entitled to recover its fees and costs incurred in the arbitration or proceeding (including attorneys and arbitration fees and costs) from the non-prevailing party and such costs shall be part of the arbitrator(s) decision. In the absence of a determination of the prevailing party, in the event of three arbitrators, each party shall pay for the fees and costs of its selected arbitrator, and (other than required filing fees or sanctions) the remaining fees and costs of the arbitration and arbitrators shall be shared one-half by Parent and one-half by the Securityholders. Fees and costs to be paid by Securityholders shall be paid from the Securityholders’ Fund, and if such Fund shall be insufficient to pay such fees and costs owed by the Securityholders in full, may, in the discretion of Parent, be paid from the Escrow Fund.
          (h) Third-Party Claims. In the event Parent becomes aware of a third-party claim that Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the Securityholders, shall be entitled, at the expense of the Securityholders, to participate in any defense of such claim. Parent shall have the right, upon the consent of the Securityholder Agent (which consent shall not be unreasonably withheld, delayed or conditioned), to settle any such claim and, to the extent such Losses are subject to indemnification under this Article X, be indemnified for such settlement amount and all related costs and expenses from the Escrow Fund. In the event of any settlement without the consent of the Securityholder Agent, the Securityholders shall not have any liability for Losses from such settlement, and no information relating to the settlement may be introduced in any arbitration proceeding.

ARTICLE XI.
GENERAL PROVISIONS
     Section 11.01 Actions and Liability of the Securityholder Agent.
          (a) Any decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all Securityholders, and shall be final, binding and conclusive upon each of the Securityholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each Securityholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.
          (b) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith. The Securityholders shall severally indemnify, on the basis of each such holder’s Pro Rata Share, the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without reckless or intentional misconduct or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.
     Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, if receipt is during business hours in the location of receipt, and if not, then the next Business Day) by delivery in person, by overnight courier, by facsimile, email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Parent or Merger Sub:	with a copy to:

Quidel Corporation	Gibson, Dunn & Crutcher LLP
10165 Mckellar Court	3161 Michelson Drive
San Diego, California 92121-4299	Irvine, California 92612-4412
Email: rbujarski@quidel.com	Email: mhodges@gibsondunn.com
Fax: (858) 646-8028	Fax: (949) 475-4703
Attn: Robert Bujarski	Attn: Michelle Hodges

if to the Company:	with a copy to:

Diagnostic Hybrids, Inc.	Vorys, Sater, Seymour and Pease, LLP
1055 East State Street, Suite 100	221 East Fourth Street
Athens, Ohio 45701	Suite 2000, Atrium Two
Email: scholl@dhiusa.com	Cincinnati, Ohio 45202
Fax:	Email: relautzenhis@vorys.com
Attn: David R. Scholl, Ph.D.	Fax: (513) 852-8490
Attn: Roger E. Lautzenhiser

if to the Securityholder Agent:	with a copy to:

David R. Scholl, Ph.D.	Keating, Muething & Klekamp PLL
8108 Rolling Hills Dr.	One East Fourth Street
Athens, OH 45701	Suite 1400
Cincinnati, Ohio 45202
Email: afershtman@kmklaw.com
Fax: (513) 579-6457
Attn. Alan S. Fershtman

     Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party (including, for this purpose, any Securityholder). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, provided that the economic or legal substance of the Merger is not affected in any manner materially adverse to any party (including, for this purpose, any Securityholder), the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
     Section 11.04 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent (which in the case of Merger Sub is a corporation incorporated under Chapter 1701 of the OGCL), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     Section 11.05 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and such party’s respective successors and permitted assigns), and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 3.01, 3.02, 3.04, 5.06(d) and 7.05 (which are intended to be for the benefit of the Persons expressly covered thereby and which provisions may be enforced by such Persons).
     Section 11.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof (without posting bond therefor), in addition to any other remedy at Law or equity. Each of the parties further agrees to waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.
     Section 11.07 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of, under or relating to this Agreement or the Merger shall be heard and determined exclusively in a federal or state court sitting in the State of Delaware having jurisdiction over the subject matter only. The parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware and having jurisdiction over the subject matter only for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.
     (b) If any dispute, Action or controversy arising out of, under or relating to this Agreement or the Merger arises at the same time and relates to the same or similar facts, claims or events as any one or more other disputes, Actions or controversies, such disputes, Actions or controversies (including any dispute, Action or controversy under Section 10.02(g)), shall, to the extent practicable, be combined in one proceeding under this Section 11.07, and in such event, the provisions of Section 10.02(g) governing dispute resolution shall supersede any other provisions relating to such matters in this Agreement; provided, that if there is a dispute, Action or controversy under Section 3.05 and one or more other disputes, Actions or controversies, arising at the same time and relating to the same or similar facts, the dispute, Action or controversy under Section 3.05 shall be fully resolved pursuant to the terms thereof prior to any party initiating in another forum any other dispute, Action or controversy under or relating to this Agreement or the Merger and relating to the same or similar facts, claims or events, unless (i) such time limit would materially prejudice the remedies of such party available in such other dispute, Action or controversy, or (ii) the other party to such dispute, Action or controversy is not using commercially reasonable efforts to promptly resolve the dispute, Action or controversy under the dispute resolution procedures in Section 3.05.
     Section 11.08 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or relating to this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 11.08.
     Section 11.09 Headings; Construction. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context clearly requires otherwise “or” is not exclusive, and “includes” means “includes but not limited to.”
     Section 11.10 Counterparts. This Agreement may be executed and delivered (including by facsimile and electronic transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.
     Section 11.11 Costs and Expenses. Except as expressly set forth herein, including Section 9.02(b), all costs and expenses (including fees of attorneys, accountants and brokers or finders) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

[Remainder of page left blank; signatures follow]

     In Witness Whereof, Parent, Merger Sub, the Company and David R. Scholl, Ph.D., individually, solely for the purpose of serving, and solely in his capacity, as Securityholder Agent, have caused this Agreement to be executed as of the date first written above.

PARENT:		COMPANY:

QUIDEL CORPORATION		DIAGNOSTIC HYBRIDS, INC.

By:	/s/ John Radak	By:	/s/ David R. Scholl
Name:	David R. Scholl	Name:	David R. Scholl, Ph.D.
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer

MERGER SUB:		SECURITYHOLDER AGENT:

/s/ David R. Scholl

FAIRWAY ACQUISITION CORPORATION		David R. Scholl, Ph.D.

By: Name:	/s/ John Radak John Radak
Title:	Treasurer
Signature Page
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Agreement and Plan of Merger